Exhibit 99.(b)(i)

Execution Version

GOLUB CAPITAL MARKETS LLC 200 Park Avenue	OWL ROCK CAPITAL ADVISORS LLC	THOMA BRAVO CREDIT FUND I, L.P. THOMA BRAVO CREDIT FUND II, L.P.
New York, New York 10166	399 Park Avenue, 38th Floor	600 Montgomery Street, 20th Floor
	New York, NY 10022	San Francisco, CA 94111

CONFIDENTIAL

June 29, 2021

Project Annie
Commitment Letter

Project Quick Parent, LLC
Project Quick Merger Sub, Inc.
c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 94111
Attn: Erwin Mock

Ladies and Gentlemen:

Project Quick Merger Sub, Inc., a Delaware corporation (the “Merger Sub” or, prior to the consummation of the Merger (as defined below), the “Borrower”), a wholly owned subsidiary of Project Quick Parent, LLC, a Delaware limited liability company (“Holdings” and, together with Merger Sub, “you”), controlled directly or indirectly by Thoma Bravo, L.P. (formerly known as Thoma Bravo, LLC) and/or its affiliates and associated funds (collectively, the “Sponsor”) have advised Golub Capital Markets LLC (together with its affiliates, managed funds and accounts, “Golub”), Owl Rock Capital Advisors LLC on behalf of its affiliated advisers and its and their managed funds and accounts (collectively, “Owl Rock”), and Thoma Bravo Credit Fund I, L.P. and Thoma Bravo Credit Fund II, L.P. (collectively, “TBCF”, and collectively with Golub and Owl Rock, the “Initial Lenders”, “Commitment Parties”, “us” or “we” and each, a “Commitment Party” and an “Initial Lender”) that you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

1.	Commitments.

In connection with the Transactions contemplated hereby, each Initial Lender hereby severally (but not jointly) commits to provide the principal amount of each of (x) a senior term loan facility of $750.0 million (the “Senior Term Facility”) and (y) a revolving credit facility of $75.0 million (the “Revolving Facility” and the commitments thereunder, the “Revolving Commitments”; together with the Senior Term Facility, the “Senior Credit Facilities”), as set forth opposite such Initial Lender’s name in Annex 1 hereto, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms and Conditions attached as Exhibits B and C hereto, as applicable, and (ii) the initial funding of which is subject only to the applicable conditions expressly set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, the “Term Sheet” and together with this letter, collectively, this “Commitment Letter”).

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2.	Titles and Roles.

It is agreed that Golub and Owl will act as joint lead arrangers and bookrunners for the Senior Credit Facilities (collectively, acting in such capacities, the “Lead Arrangers”). It is further agreed that Golub will act as left lead arranger (the “Left Lead Arranger”) and shall have “left side” designation, and shall exercise the authority associated with such designation.

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and/or in the Fee Letter) will be paid to obtain the commitments of the Lenders to participate in the Senior Credit Facilities unless you and we shall so agree.

3.	Information.

You hereby represent and warrant that (with respect to any information regarding the Target and its subsidiaries, to your knowledge), (a) all written information (other than the Projections, other forward- looking information (including forward-looking pro forma information) and information of a general economic or industry-specific nature) that has been or will be made available to the Commitment Parties and the Lenders by you, the Sponsor, the Target or any of your or their respective representatives on your or their behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole and as may be supplemented, is correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) all projections with respect to the Borrower and its subsidiaries (after giving effect to the Merger) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial Projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if the Information or the Projections were being furnished and such representations were being made at such time, you will promptly supplement the Information and the Projections so that (to your knowledge with respect to the Target and its subsidiaries) the representations in the preceding sentence remain true; provided, that any such supplementation shall cure any breach of such representations. You understand that we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation (whether or not cured) under this Section 3, the provision of any supplement to any Information or the Projections, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or initial funding of the Senior Credit Facilities on the Closing Date.

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4.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in this Commitment Letter and in the Fee Letter, dated as of the date hereof (as modified from time to time, the “Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth therein.

5.	Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties relating to you, the Target and your and their respective subsidiaries and your and their respective businesses, the making or accuracy of which shall be a condition to the availability and initial funding of the Senior Credit Facilities on the Closing Date shall be (x) the representations and warranties made by or with respect to the Target in the Merger Agreement (as defined in Exhibit A) as are material to the interests of the Initial Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate, or cause the termination of, your (or their) obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement (the “Specified Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below), (b) the terms of the Senior Credit Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the Exclusive Funding Conditions (as defined below) are satisfied or waived (it being understood and agreed that to the extent the creation or perfection of any security interest in the Collateral is not or cannot be provided on the Closing Date or if any lien search (other than any Uniform Commercial Code (“UCC”) lien search in the jurisdiction of organization or formation of the Loan Parties), insurance certificate or endorsement is not or cannot be provided (other than, to the extent required under the Term Sheet, (i) the perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected solely by the filing of a financing statement under the UCC, (ii) the perfection of a lien on equity interests of Merger Sub with respect to which equity interests a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) and (iii) a security interest over assets situated in, or owned by a Loan Party incorporated under the laws of, Ireland that, in each case, may be perfected by the filing of particulars of the security with the Company Registrations Office of Ireland or the Revenue Commissioners of Ireland) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such security interest in such Collateral or delivery of such lien search, insurance certificate or endorsement shall not constitute a condition precedent to the availability or initial funding of the Senior Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days (or such longer period as the Agent may reasonably agree in its reasonable discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably and (c) the only conditions (express or implied) to the availability of the Senior Credit Facilities on the Closing Date are those expressly set forth on Exhibit C (the “Exclusive Funding Conditions”), it being agreed and understood that each Exclusive Funding Condition shall be subject in all respects to the provisions of this paragraph.

For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction of the conditions described on Exhibit C hereto (to the extent not waived), is not a condition to the initial borrowings or availability of the Senior Credit Facilities on the Closing Date.

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For purposes hereof, “Specified Representations” means with respect to the Senior Credit Documentation, the representations and warranties set forth in the Senior Credit Documentation relating to: organizational existence and good standing of the Loan Parties; organizational power and authority (solely as they relate to due authorization, execution, delivery and performance of the Senior Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the Senior Credit Documentation by the Loan Parties, in each case, relating solely to the entering into and performance of the Senior Credit Documentation and enforceability of the Senior Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its Subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); no conflicts of the Senior Credit Documentation (limited to the execution, delivery and performance of the Senior Credit Documentation) with the organizational documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; status of Senior Credit Facilities as senior debt; use of proceeds of the Loans not violating OFAC, the FCPA and the PATRIOT Act; the creation, validity and perfection of security interests (subject in all respects to security interests and liens permitted under the Senior Credit Documentation and to the foregoing provisions of this paragraph and the provisions of the second preceding paragraph). This Section 5 and the provisions contained herein shall be referred to as the “Certain Funds Provision”. Without limiting Exclusive Funding Conditions or the Certain Funds Provisions, the Commitment Parties and Initial Lenders will cooperate with you as reasonably requested by you or the Target in coordinating the timing and procedures for funding or availability, as applicable, of all of the Senior Credit Facilities in a manner consistent with the Merger Agreement.

6.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates, and controlling persons and their respective directors, officers, employees, agents and representatives, and each other person controlling any of the foregoing (each, a “protected person”), it being understood that in no event will this indemnity apply to any Commitment Party or any of its affiliates in their capacity as (x) financial advisors to you, the Sponsor, the Target or its subsidiaries in connection with the Merger or any other potential acquisition or merger of the Target or its subsidiaries or (y) as a co-investor in the Transactions or any potential acquisition of the Target or its Subsidiaries, from and against any and all actual losses (excluding lost profits), claims, damages, liabilities and related expenses to which any such protected person may become subject arising out of, in connection with, or relating to this Commitment Letter, the Fee Letter, the Senior Credit Facilities, the transactions contemplated hereby, the use of the proceeds thereof and the Transactions or any claim, litigation, action, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any protected person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each protected person within 30 days following written demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, (i) in the case of legal fees and expenses, to one counsel to such protected persons taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel to all affected protected persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole, in each case excluding allocated costs of in-house counsel) and (ii) in the case of any other advisors and consultants, limited solely to advisors and consultants approved by you); provided, that the foregoing indemnity will not, as to any protected person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of, or material breach not arising from or in response to your or your affiliates’ breach of this Commitment Letter (including the Term Sheet) or the Fee Letter by, such protected person or any of its Related Parties (as defined below), in each case as determined by a final non-appealable judgment of a court of competent jurisdiction, or (ii) any dispute solely among protected persons which does not arise out of any act or omission of the Borrower, the Target or any of their respective subsidiaries or the Sponsor (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent, Lead Arranger or similar role under any Senior Credit Facility), and (b) if the Closing Date occurs, to reimburse each Commitment Party and the Agent on the Closing Date (to the extent an invoice therefor is received by the Invoice Date (as defined in Exhibit C)) or, if invoiced after the Invoice Date, within 30 days following your receipt of the relevant invoice, for all reasonable and documented out- of-pocket expenses (including due diligence expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Agent, one primary counsel to the Commitment Parties set forth on Exhibit B attached hereto and, if reasonably necessary, of one local counsel in any relevant material local jurisdiction to all such persons, taken as a whole), incurred in connection with the Senior Credit Facilities and any related documentation; provided, that such fees and expenses (i) shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors and consultants approved by you.

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No protected person or any other party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case, except to the extent any such damages are found in a final non- appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such person or entity (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives). None of the protected persons, you, the Investors, the Target or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities (including the use or intended use of the proceeds of the Senior Credit Facilities) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim unaffiliated with the Commitment Parties in connection with which such protected person is otherwise entitled to indemnification hereunder. You shall not, without the prior written consent of the affected protected person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceeding against any protected person in respect of which indemnity could have been sought hereunder by such protected person unless such settlement (a) includes an unconditional release of such protected person in form and substance satisfactory to such protected person from all liability or claims that are the subject matter of such Proceeding, (b) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of a protected person and (c) contains customary confidentiality and non-disparagement provisions. Notwithstanding the foregoing, each protected person (and its Related Parties) shall be obligated to refund or return any and all amounts paid by you under this paragraph to such protected person (or its Related Parties) for any losses, claims, damages, liabilities and expenses to the extent such protected person (or its Related Parties) is finally determined not to be entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of a protected person mean any (or all, as the context may require) of such protected person’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents, partners and controlling persons.

In case any Proceeding is instituted involving any protected person for which indemnification is to be sought hereunder by such protected person, then such protected person will promptly notify you of the commencement of any Proceeding; provided, that the failure so to notify you will not relieve you from any liability that you may have to such protected person pursuant to this Section 6. Notwithstanding anything to the contrary contained herein, upon the execution of the Senior Credit Documentation, (a) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs and (b) you shall be released from this provision of the Commitment Letter and shall have no further liability or obligation pursuant to this Commitment Letter to reimburse a protected person for losses, claims, damages, liabilities, expenses, fees or any such protected obligations or any other expense reimbursement.

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7.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates, is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you, the Sponsor or the Target and your and their respective subsidiaries may have competing interests. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. With respect to any such securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by or at the direction of the holder of the rights, in its sole discretion. The Commitment Parties and their respective affiliates may have economic interests that conflict with your economic interests and those of the Sponsor or the Target and your and their respective affiliates.

You acknowledge and agree that (a) (i) the arrangement and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (ii) no Commitment Party has provided any legal, accounting, regulatory or tax advice to you with respect to any of the Transactions and you are not relying on the Commitment Parties for such advice, (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (iv) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Commitment Party has any obligation to you or your affiliates, except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates. You further waive and release, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter and agree that the Commitment Parties will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.

8.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, as applicable, shall be disclosed by you, directly or indirectly, to any other person without our prior written approval except (a) you and your subsidiaries, the Investors (or any prospective Investors) and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and those of the Target and its subsidiaries and the Target and its subsidiaries themselves, in each case on a confidential basis, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (i) to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) you may disclose the aggregate amount of the fees payable under the Fee Letter as part of Projections, pro forma information and a generic disclosure of aggregate sources and uses, (e) after your acceptance hereof, the Term Sheet, including the existence and contents thereof (but not the Fee Letter), may be disclosed to any Agent, Lender or participant or prospective Agent, Lender or prospective participant in respect of the Senior Credit Facilities and any agent or prospective agent and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) and shall automatically terminate on the earlier of the Closing Date or two years following the date on which this Commitment Letter has been accepted by you.

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The Commitment Parties shall use all confidential information received by them from or on behalf of the Sponsor, you or your or its respective subsidiaries and other affiliates in connection with the Transactions and the related transactions (including any information obtained by them based on a review of any books and records relating to you, the Target or any of your or their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Senior Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law (including the U.S. Investment Company Act of 1940), inform you promptly in advance thereof and (ii) use commercially reasonable efforts to require that any such information so disclosed is accorded confidential treatment), (b) upon the request or demand of any governmental, regulatory or self- regulatory authority having or purporting to have jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law, rule or regulation, notify you promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the directors (or equivalent managers), officers, employees, investment committee members, members, existing and prospective investors, financing sources, attorneys, accountants, independent auditors, agents, service providers or other experts and advisors of such Commitment Party (collectively, the “Representatives”) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided, that such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph; (d) to any Commitment Party and to any Commitment Party’s affiliates and any of their respective Representatives and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that, unless you otherwise consent, no such disclosure shall be made by any Commitment Party, any affiliate thereof or any of its or their respective Representatives to (i) any affiliate or Representative of such Commitment Party that is a Disqualified Institution (as defined in Exhibit B) and/or (ii) any person that is providing advisory services to the Target and/or any of its subsidiaries in connection with the Merger, (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter or other confidentiality obligation owed to you or your affiliates, or is independently developed by a Commitment Party without the use of any confidential information, (f) for purposes of establishing a “due diligence” defense, (g) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap, total return swap, total rate of return swap or similar derivative instrument (other than any Disqualified Institution), (h) to the extent any such information becomes available to a Commitment Party or its affiliates from a source which is not known by such Commitment Party (after due inquiry) to be subject to any contractual or fiduciary confidentiality obligation owing to you, the Sponsor, the Target, or any of your or their respective affiliates or related parties and (i) in connection with the exercise of any remedy or enforcement of any right, or the protection of such right under this Commitment Letter and/or the Fee Letter, or to defend and claim or exercise any remedies related to this Commitment Letter and/or Fee Letter; provided, further, that the disclosure of any such information pursuant to clause (g) above shall be made subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in the any marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the Senior Credit Documentation. It is understood and agreed that (i) no Commitment Party may advertise or promote its role in arranging or providing any portion of any Senior Credit Facility in any public publications in the form of a “tombstone” advertisement or otherwise (including in any newspaper or other periodical) without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) no Commitment Party may promote its role in arranging or providing any portion of any Senior Credit Facility in any other communications, including on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in no event shall any disclosure of information referred to above be made to any Disqualified Institution. Notwithstanding the foregoing, with respect to any Lender that is an investment company registered under the U.S. Investment Company Act of 1940, such Lender may, without any notice, identify the Borrower, the value (and valuation methodology) of such Lender’s holdings in the Senior Credit Facilities and other applicable information in accordance with its investment reporting practices.

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9.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except by you to the ultimate Borrower or one or more of your affiliates that is a newly formed wholly- owned domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Merger) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 6 above, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly provided in Section 6 above, the indemnified persons. Each Commitment Party reserves the right to assign its obligations to any affiliate thereof (other than Disqualified Institutions) or to employ the services of its affiliates (other than Disqualified Institutions) in fulfilling its obligations contemplated hereby; it being understood that any such affiliate shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder; provided, that (a) no Commitment Party shall be relieved of any obligation hereunder in the event that any affiliate through which it performs its obligations hereunder fails to perform the same in accordance with the terms hereof and (b) the assigning Commitment Party shall be responsible for any breach by any affiliate of any obligations assigned to it in accordance with this sentence. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

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This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, (whether in tort, contract (at law or in equity) or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, as applicable, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement and used herein as defined therein) (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof (other than, in all cases, any claims or disputes against each Commitment Party, Agent or Lenders that do not involve such a determination), in each case, shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State. Each of the parties hereto irrevocably agrees to waive, to the fullest extent permitted by applicable law, all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Merger, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the commitments to fund the Senior Credit Facilities are subject only to the Exclusive Funding Conditions including the execution and delivery of the Senior Credit Documentation by the Loan Parties (solely as such execution and delivery relate to the Senior Credit Facilities) in a manner consistent with this Commitment Letter; provided, that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Merger or to draw down any portion of any of the Senior Credit Facilities.

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Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final, non-appealable judgment in any such suit, action or proceeding may be enforced in other jurisdictions in any manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby and which does not involve claims against us or the Lenders or any indemnified person, this sentence shall not override any jurisdiction provision set forth in the Merger Agreement; provided, further, that any determination of compliance with an Specified Acquisition Agreement Representation or the existence of a Company Material Adverse Effect shall be determined pursuant to the law governing the Merger Agreement as applied to the Merger Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The Fee Letter and the indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Senior Credit Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter shall automatically terminate and be of no further force and effect (and be superseded by the Senior Credit Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter and/or, on a pro rata basis among the Initial Lenders, the Initial Lenders’ commitments hereunder with respect to the Senior Credit Facilities in whole or in part upon written notice to the Initial Lenders at any time.

10

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer (such date of acceptance, the “Acceptance Date”) as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on June 29, 2021. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. This Commitment Letter and the commitments and undertakings of each Commitment Party hereunder shall automatically terminate upon the first to occur of (i) the date that is five business days after the Outside Date (as defined in the Merger Agreement as in effect on the date hereof), (ii) the date of the termination of the Merger Agreement in accordance with its terms or by you or with your written consent, prior to the closing of the Merger, (iii) the date of the closing of the Merger with or without the use of the Senior Credit Facilities and (iv) the Closing Date; provided, that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[Signature Pages Follow]

11

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLUB CAPITAL MARKETS LLC
on behalf of its affiliates and/or its managed funds

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Senior Managing Director

[Signature Page to Project Annie Commitment Letter]

OWL ROCK CAPITAL ADVISORS LLC,
on behalf of its and its affiliated advisors managed funds and accounts

By:	/s/ Jon ten Oever
Name:	Jon ten Oever
Title:	Authorized Signatory

[Signature Page to Project Annie Commitment Letter]

THOMA BRAVO CREDIT FUND I, L.P.

By: Thoma Bravo Credit Partners I, L.P., as its general partner

By: Thoma Bravo Credit UGP, LLC, as its general partner

By: Thoma Bravo UGP, LLC, as its managing member

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Title:	Manager Partner

THOMA BRAVO CREDIT FUND II, L.P.

By: Thoma Bravo Credit Partners II, L.P., as its general partner

By: Thoma Bravo Credit UGP II, LLC, as its general partner

By: Thoma Bravo UGP, LLC, as its managing member

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Title:	Manager Partner

[Signature Page to Project Annie Commitment Letter]

Accepted and agreed to as of the date first above written:

PROJECT QUICK PARENT, LLC

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Title:	President and Assistant Treasurer

PROJECT QUICK MERGER SUB, INC.

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Title:	President and Assistant Treasurer

[Signature Page to Project Annie Commitment Letter]

ANNEX 1

Senior Credit Facility Commitments

Commitment Party	Senior Term Facility	Revolving Facility
Golub Capital Markets LLC	$359,821,428.57	$46,428,571.43
Owl Rock Capital Advisors LLC	$221,428,571.43	$28,571,428.57
THOMA BRAVO CREDIT FUND I, L.P.	$64,851,000.00	$0.00
THOMA BRAVO CREDIT FUND II, L.P.	$103,899,000.00	$0.00
Total	$750,000,000.00	$75,000,000.00

EXHIBIT A

Project Annie Transaction Summary

Project Quick Merger Sub, Inc., a Delaware corporation (the “Merger Sub” or “you” or, prior to the consummation of the Merger (as defined below), the “Borrower”), a wholly owned subsidiary of Project Quick Parent, LLC, a Delaware limited liability company (“Holdings”), controlled directly or indirectly by Thoma Bravo, L.P. (formerly known as Thoma Bravo, LLC) and/or its affiliates and associated funds (collectively, the “Sponsor”; the Sponsor together with other investors, which may include members of management of the Target and its subsidiaries and certain other direct or indirect existing equity holders of the Target, collectively, the “Investors”), intend, directly or indirectly, to acquire up to 100% of the issued share capital (the “Target Shares”) in an entity previously identified to us by you as QAD, Inc. a Delaware corporation (“Target” and after the consummation of the Merger (as hereinafter defined), the “Borrower”), through the merger of Merger Sub with and into the Target, with the Target as the surviving entity as a direct, wholly owned subsidiary of Holdings all as set forth in the Merger Agreement (as defined below). In connection therewith:

(a)         Merger Sub and Holdings have entered into the Agreement and Plan of Merger, dated as of June 28, 2021 (together with all exhibits, schedules and disclosure letters thereto, as amended, supplemented, modified or waived from time to time in accordance with the terms hereof, the “Merger Agreement”) with and among Target and each other person party thereto;

(b)         following the date hereof, the Investors (together with any rollover equity and any management co-investors) will, directly or indirectly, contribute cash (or rollover equity) to the capital of Holdings (or otherwise on terms reasonably acceptable to the Commitment Parties) the proceeds of which will be, directly or indirectly, contributed to Merger Sub as common equity (or if not common equity, other equity interests acceptable to the Commitment Parties) (collectively, the “Equity Contribution”), which will be used to fund the Transactions (as defined below), which Equity Contribution will constitute an aggregate amount of not less than 50% of the sum of (A) the aggregate proceeds of the loans under the Senior Term Facility borrowed on the Closing Date (as defined below) (excluding amounts drawn under the Revolving Facility for working capital) and (B) the aggregate amount of the Equity Contribution; provided, that, after giving effect to the Transactions, the Sponsor will own and control, directly or indirectly, a majority of the voting and economic equity interests of the Borrower as of the Closing Date;

(d)         the Borrower will obtain senior secured credit facilities comprised of (i) a $750.0 million senior secured term loan facility (the “Senior Term Facility”), and (ii) a $75.0 million senior secured revolving credit facility (the “Revolving Facility” and together with the Senior Term Facility, the “Senior Credit Facilities”);

(e)          the Merger will be consummated; and

(f)          the fees, premiums, expenses and other transaction costs incurred in connection with the preceding transactions, including to fund any upfront fees (the “Transaction Costs”), will be paid.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the initial funding of the Senior Credit Facilities and the date of the consummation of the Merger.

Exhibit A - Page 1

EXHIBIT B

Project Annie

Senior Credit Facilities

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Credit Facilities. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibit A or Exhibit C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	The Borrower as set forth in Exhibit A (“Borrower”); provided, that the Sponsor may, subject to customary “know your customer” procedures, designate one or more wholly owned Restricted Subsidiaries of the Borrower organized in the United States as a co-borrower with the Borrower; provided, further, that any such designated co-borrower shall be reasonably satisfactory to (i) if designated prior to the Closing Date, the Lead Arrangers and (ii) if designated on or after the Closing Date, the Agent.

Guarantors:	All obligations of (i) the Borrower under the Senior Credit Facilities and (ii) at the option of the Borrower, of Holdings or any of its Restricted Subsidiaries under any currency, interest rate protection or other hedging agreement (other than Excluded Swap Obligations (as defined below)) (a “Secured Hedging Agreement”) and any cash management arrangement (a “Secured Cash Management Arrangement”), in each case, entered into with a Lender (as defined below), the Agent (as defined below) or a Lead Arranger, any person that is an affiliate of a Lender, the Agent or a Lead Arranger at the time the relevant transaction is entered into or any third party identified by the Borrower to the Agent to the extent entered into in the ordinary course of business and not for speculative purposes (collectively, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by (x) Holdings, (y) each of the Borrower’s wholly-owned Restricted Subsidiaries (as defined below) that are Domestic Subsidiaries (as defined below) (including the Target and its applicable Restricted Subsidiaries) and (z) subject to agreed security principles to be mutually reasonably agreed, (A) each of the Borrower’s wholly-owned Restricted Subsidiaries that are organized or formed in Ireland, and (B) any direct or indirect parent of an entity described in clauses (A) above (the entities clause (y) and (z), collectively, the “Subsidiary Guarantors”; and the Subsidiary Guarantors, together with Holdings, collectively, the “Guarantors” and the Borrower and the Guarantors, collectively the “Loan Parties”) other than:

(a)	immaterial subsidiaries subject to thresholds to be agreed (“Immaterial Subsidiaries”),

Exhibit B - Page 1

(b)	any subsidiary (i) that is prohibited or restricted by law, regulation or, as of the Closing Date or the date of acquisition of such subsidiary, contractual obligation from providing such Guaranty (provided that the relevant prohibition or restriction existed at the time such subsidiary was formed or acquired and was not incurred for the purposes of evading the Guaranty), (ii) that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to provide such Guaranty, except as such has already been obtained (it being understood there is no requirement to obtain such consent, approval, increase or authorization) or (iii) where the provision of a Guaranty would result in more than a de minimis adverse tax or regulatory consequence to Holdings, any direct or indirect parent of the Borrower, or the Borrower and its Restricted Subsidiaries as reasonably determined by the Borrower in good faith and notified to the Agent,

(c)	any Domestic Subsidiary substantially all of the assets of which consist (directly or indirectly) of the equity or debt (and, if any, incidental amounts of cash and cash equivalents held in connection with such stock and indebtedness) of one or more controlled foreign corporations within the meaning of 957(a) of the Internal Revenue Code of 1986, as amended (“CFCs”) (a “Domestic Foreign Holdco”) and/or one or more Domestic Foreign Holdcos,

(d)	any Domestic Subsidiary that is a direct or indirect subsidiary of a CFC or a Domestic Foreign Holdco,

(e)	not-for-profit subsidiaries and captive insurance subsidiaries, special purpose vehicles for securitization facilities and Unrestricted Subsidiaries, in each case, if any,

(f)	solely in the case of any obligation under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act (after giving effect to a customary “keepwell” provision applicable under the Guaranty), any subsidiary of Holdings that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act,

(g)	without limiting clause (b) above, any Restricted Subsidiary acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date that, at the time of the relevant acquisition, is an obligor in respect of Indebtedness that is permitted by the Senior Credit Documentation (as defined below) to the extent (and for so long as) the documentation governing the applicable Indebtedness prohibits such subsidiary from providing a Guaranty so long as such restriction existed at the time such subsidiary was formed or acquired,

(h)	any subsidiary to the extent that the burden or cost of providing a Guaranty outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Agent, and

(i)	other exceptions consistent with the Senior Credit Documentation Considerations (as defined below).

Exhibit B - Page 2

provided, further, that, the guaranty of any Irish Subsidiary shall not apply to any liability to the extent that it would (A) result in the Guaranty constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland; or (B) constitute a breach of section 239 of the Companies Act 2014 of Ireland.

Notwithstanding the foregoing, the Borrower may elect in its sole discretion to cause any Restricted Subsidiary that is not a Guarantor to guarantee the obligations in a manner consistent with the Senior Credit Documentation Considerations and subject to limitations on subsequent release of such Guarantors to be agreed.

For purposes of the Senior Credit Documentation, (a) “Domestic Subsidiary” means any direct or indirect subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia, (b) “Irish Subsidiary” means any direct or indirect subsidiary of the Borrower that is incorporated under the laws of Ireland, (c)   “Irish Subsidiary Holdco” means any direct parent of an Irish Subsidiary, and (d) “Foreign Subsidiary” means any direct or indirect subsidiary of the Borrower that is not a Domestic Subsidiary, Irish Subsidiary or Irish Subsidiary Holdco, (d) “Restricted Subsidiary” means any direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below) and (d) “Excluded Swap Obligation” means any obligation under any Secured Hedging Agreement if and to the extent that all or a portion of the Guaranty of the relevant Guarantor, or the grant by the relevant Guarantor of a security interest to secure such obligation is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the relevant Guarantor’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (after giving effect to a customary “keepwell” provision applicable under the Guaranty).

Notwithstanding the foregoing, the release of any Guarantor on the basis that such Guarantor has ceased to be a wholly owned Restricted Subsidiary of the Borrower shall be subject to limitations to be agreed, including, but not limited to, the requirements that (i) the Borrower shall have capacity under the limitations on investments to designate such subsidiary as a non- Guarantor as if the Borrower were making an investment in such Guarantor (measuring such investment as the fair market value of such subsidiary at the time of such designation), (ii) any such transaction is not entered into for the primary purpose of evading the collateral and guarantee requirement and (iii) no released Guarantor shall own or exclusively license any material intellectual property.

Exhibit B - Page 3

Administrative Agent and Collateral Agent:	Golub will act as the sole administrative agent and as sole collateral agent (in such capacities, the “Agent”) for and on behalf of the Lenders (as defined below). The Agent will perform the duties customarily associated with such role. The fees and out-of-pocket expenses of the Agent (including the fees of outside counsel to the Agent) shall be borne by the Borrower in a manner to be agreed between the Borrower and the Agent.

Lenders:	Certain banks, financial institutions and other entities reasonably acceptable to the Borrower, including the Initial Lenders but excluding Disqualified Institutions (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”).

TYPES AND AMOUNTS OF SENIOR CREDIT FACILITIES

Senior Term Facility:

Type and Amount:	A 6-year senior secured term loan facility (the “Senior Term Facility”) in an aggregate principal amount of $750.0 million (the loans thereunder, the “Senior Term Loans”), which will be available to the Borrower in U.S. dollars.

Maturity:	The date that is 6 years following the Closing Date (the “Senior Term Loan Maturity Date”).

Amortization:	Commencing on the last day of the second full fiscal quarter ended after the Closing Date, the Senior Term Loans shall amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the Senior Term Loans (as such amortization payment may be reduced for optional and mandatory prepayments and as consistent with the Senior Credit Documentation Considerations), with the balance payable on the Senior Term Loan Maturity Date.

Ranking:	The Senior Credit Facilities will be senior in right of payment and secured on a first priority basis with respect to the Collateral (as defined below).

Availability:	The Senior Term Loans shall be borrowed in a single drawing on the Closing Date. Amounts of the Senior Term Loans repaid or prepaid may not be reborrowed.

Use of Proceeds:	The proceeds of the Initial Senior Term Loans will be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and for working capital and general corporate purposes.

Exhibit B - Page 4

Revolving Facility:

Type and Amount:	A 6-year senior secured revolving loan facility (the “Revolving Facility”; and the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $75.0 million (the loans thereunder, the “Revolving Loans” and, together with the Senior Term Loans, the “Loans”), which will be available to the Borrower in U.S. dollars.

Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below, and ending on the date that is 6 years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Revolving Commitments shall terminate and the Revolving Loans will mature on the Revolving Termination Date.

Letters of Credit:	A portion of the Revolving Facility in an amount to be agreed shall be available for the issuance of standby letters of credit (the “Letters of Credit”), by the Agent (acting through its designees) and/or one or more Lenders reasonably acceptable to the Borrower and who agree in writing to such designation (in such capacity, each an “Issuing Lender”) in U.S. dollars.

No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance or such longer period of time as may be agreed to by the applicable Issuing Lender and (b) five business days prior to the Revolving Termination Date; provided, that any standby Letter of Credit with a one-year tenor may provide for automatic or “evergreen” renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof).

Any drawing under any Letter of Credit shall be reimbursed by the Borrower (including through a deemed borrowing of Revolving Loans) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the Lenders under the Revolving Facility (collectively, the “Revolving Lenders”) shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective Revolving Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit or guarantees (including by “grandfathering” or “rolling over” such existing letters of credit into the Revolving Facility).

Exhibit B - Page 5

Use of Proceeds:	The proceeds of the Revolving Loans may be used (a) on the Closing Date, (i) to finance a portion of the Transactions (including the payment of Transaction Costs, working capital and/or purchase price adjustments), and (ii) for working capital needs, other general corporate purposes and working capital adjustments in accordance with the Merger Agreement (collectively, the “Permitted Initial Revolving Borrowing”) in an aggregate amount under this clause (a) not to exceed $10.0 million and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (including for (i) capital expenditures, (ii) working capital and/or purchase price adjustments, (iii) the payment of transaction fees and expenses (in each case, including in connection with the Merger), (iv) acquisitions and other investments, (v) restricted payments and any other purpose not prohibited by the Senior Credit Documentation).

Senior Incremental Facilities:	The Borrower will have the right, from time to time, on one or more occasions, to (x) add one or more incremental term facilities and/or increase the Senior Term Facility, including delayed draw term facilities (each, a “Senior Incremental Term Facility”) and/or (y) add one or more incremental revolving facilities and/or increase the Revolving Commitments (each, an “Incremental Revolving Facility” and together with any Senior Incremental Term Facilities, each, a “Senior Incremental Facility”, and collectively, the “Senior Incremental Facilities”) on terms and conditions agreed by the Borrower and the relevant Senior Incremental Facility lenders in an aggregate outstanding principal amount not to exceed (without duplication) (the “Senior Incremental Cap”):

(a)	the greater of $105 million and 100% of Consolidated EBITDA (as defined below) for the four quarter period then most recently ended for which financial statements of the Borrower and its Restricted Subsidiaries have been delivered or, at the election of the Borrower, that are internally available (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events) (“TTM Consolidated EBITDA”) (the “Fixed Incremental Amount”) less (i) the aggregate outstanding principal amount of all Incremental Equivalent Debt (as defined below) issued and/or incurred in reliance on this clause (a) and (ii) the aggregate outstanding principal amount of any Ratio Debt (as defined below) incurred under the Fixed Incremental Amount, plus

(b)	(x) in the case of a Senior Incremental Facility that serves to effectively extend the maturity of the Senior Term Facility and/or the Revolving Facility (including any then existing Senior Incremental Facility ranking pari passu in right of payment and security with the Senior Credit Facilities), an amount equal to the amount of loans and/or commitments, as applicable, under the Senior Term Facility and/or the Revolving Facility to be replaced with such Senior Incremental Facility (which replacement must be consummated reasonably promptly after the incurrence thereof) and (y) in the case of any Senior Incremental Facility that effectively replaces any Revolving Commitment terminated under the “yank-a-bank” provisions, an amount equal to the portion of the relevant terminated Revolving Commitments, plus

Exhibit B - Page 6

(c)	(x) the amount of any voluntary prepayment of the Senior Term Loans, any Senior Incremental Term Facility, any Incremental Equivalent Debt, any Ratio Debt and/or any permanent reduction of the Revolving Commitments or the commitments under any Incremental Revolving Facility, in each case, to the extent secured on a pari passu basis with the Senior Term Loans and (y) the principal amount in respect of any reduction in the indebtedness described in clause (x) above resulting from assignments to (and purchases by) Holdings, the Borrower or any Restricted Subsidiary (including pursuant to permitted loan buybacks and prepayments in connection with yank-a-bank provisions and prepayments at a discount to par and open market purchases (with credit given for the actual amount of cash payment); provided, that the relevant prepayment or assignment and purchase (I) is not funded with long- term indebtedness (other than revolving indebtedness) and (II) shall not include any such prepayment or assignment and purchase that is funded with the proceeds of any Senior Incremental Facility incurred in reliance on the Senior Incremental Incurrence-Based Component (the “Prepayment Amount”), plus

(d)	an unlimited amount (the “Senior Incremental Incurrence-Based Component”) so long as, in the case of this clause (d), after giving effect to the relevant Senior Incremental Facility (tested, as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available), (x) if such Senior Incremental Facility is secured by a lien on the Collateral that is pari passu with the lien securing the Senior Credit Facilities, the First Lien Leverage Ratio (as defined below) does not exceed 7.00:1.00 or (y) if such Senior Incremental Facility is secured by a lien on the Collateral that is junior to the lien securing the Senior Credit Facilities or is unsecured, the Total Leverage Ratio (as defined below) does not exceed 7.50:1.00, in each case, calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds to the Borrower of the applicable Senior Incremental Facility), and in the case of any Incremental Revolving Facility, tested at the time of establishing the commitment, assuming a full drawing of such Incremental Revolving Facility established at such time, and not thereafter tested;

provided, that, (x) unless the Borrower otherwise elects, each Senior Incremental Facility shall be deemed to be incurred first, in reliance on the Senior Incremental Incurrence-Based Component and second, to the extent the amount thereof exceeds the amount then permitted to be incurred in reliance on the Senior Incremental Incurrence-Based Component, to the extent of such excess, in reliance on the Fixed Incremental Amount or such other component of the Senior Incremental Cap as the Borrower shall elect and (y) any Indebtedness originally incurred under the Fixed Incremental Amount or such other component of the Senior Incremental Cap shall be automatically deemed redesignated as having been incurred under the Senior Incremental Incurrence-Based Component, so long as at the time of such redesignation, the Borrower would be permitted to incur under the Senior Incremental Incurrence-Based Component the aggregate principal amount of Indebtedness being so redesignated.

Exhibit B - Page 7

provided, further, that, in each case, at the time of the addition thereof:

(i)	except as otherwise agreed by the lenders providing the relevant Senior Incremental Facility in connection with a Limited Condition Transaction (to be defined in a manner consistent with the Senior Credit Documentation Considerations) (but in any event which shall require that no event of default exists or would exist at the time of entry into the definitive agreement governing such Limited Condition Transaction and no payment or bankruptcy event of default exists or would exist upon the consummation thereof), no event of default exists or would exist immediately after giving effect thereto;

(ii)	except in the case of bridge financings, escrow or other similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the Senior Term Facility and resulting in a weighted average life to maturity not shorter than the weighted average life to maturity of the then-existing Senior Term Facility (“Extendable Bridge Loans”) each Senior Incremental Term Facility must have a final maturity date no earlier than the then- existing Senior Term Loan Maturity Date;

(iii)	except in the case of Extendable Bridge Loans, the weighted average life to maturity applicable to each Senior Incremental Term Facility shall not be shorter than the weighted average life to maturity of the then-existing Senior Term Facility (without giving effect to prepayments that reduce scheduled amortization and AHYDO payments);

(iv)	the all-in-yield applicable to any Senior Incremental Facility will be determined by the Borrower and the lenders providing such Senior Incremental Facility and, in the case of any Senior Incremental Term Facility that is pari passu (in right of payment and security) with the Senior Term Loans, such all-in- yield will not be more than 0.50% higher than the corresponding all-in-yield applicable to the Senior Term Loans unless the interest rate margin with respect to the Senior Term Loans is adjusted such that the all-in-yield with respect to the relevant Senior Incremental Term Facility, minus 0.50%; provided, that in determining the applicable all-in-yield: (A) OID or upfront fees paid by the Borrower in connection with such Senior Incremental Term Facility or the Senior Term Loans (based on a deemed 4-year average life to maturity) shall be included, (B) arrangement, commitment, structuring and underwriting fees, unused line fees, prepayment premiums, end of term fees and any amendment fees or ticking fees, in each case, in connection with the Loans (in each case, regardless of whether such fees are paid to or shared in whole or in part with any lender) applicable to such Senior Incremental Term Facility and any other fees not paid generally to all lenders ratably, shall be excluded and (C) if any relevant Senior Incremental Term Facility includes any interest rate floor that is greater than that applicable to the Senior Term Loans and such floor is applicable to the Senior Term Loans on the relevant date of determination, the excess shall be equated to interest margin for purposes of this clause (iv) (this clause (iv), the “MFN Provision”);

Exhibit B - Page 8

(v)	any Senior Incremental Term Facility (A) may rank pari passu or junior in right of payment and may rank pari passu or junior with respect to security with the other Senior Credit Facilities or may be unsecured, (B) if secured, may not be secured by any assets other than Collateral and (C) if guaranteed, may not be guaranteed by any Subsidiary that is not a Loan Party and (D) to the extent subordinated in right of security or payment, in each case, subject to an intercreditor agreement the terms of which are reasonably satisfactory to the Agent, Required Lenders and the Borrower and consistent with the Senior Credit Documentation Considerations (as defined below) (any such intercreditor agreement, an “Acceptable Intercreditor Agreement”);

(vi)	any Incremental Revolving Facility (a) will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the then-existing Revolving Termination Date, (b) may not be secured by any assets other than Collateral and may not by guaranteed by any Subsidiary that is not a Loan Party and (c) except as otherwise expressly provided above, the terms of any Incremental Revolving Facility, if not substantially the same as the terms of the Revolving Facility, shall be reasonably satisfactory to the Agent (it being understood that (x) the Senior Credit Documentation will contain certain provisions to facilitate pro rata borrowings and participations under the Revolving Facility and any Incremental Revolving Facility, (y) any Incremental Revolving Facility shall share ratably in any mandatory prepayment and/or commitment reduction in respect of the Revolving Facility unless the Borrower and the lenders in respect of such Incremental Revolving Facility elect lesser payments (or commitment reductions) and (z) terms not substantially consistent with the Revolving Facility which are applicable only after the then-existing Revolving Termination Date will be deemed to be acceptable to the Agent); provided that the aggregate amount of commitments under Incremental Revolving Facilities shall not exceed an amount to be agreed;

(vii)	any Senior Incremental Facility may be in the form of a delayed draw term loan facility, and to the extent incurred under clause (d) above, shall, unless the Borrower otherwise elects, be subject to the applicable incurrence tests at funding; and

(vii)	each Senior Incremental Term Facility shall share ratably in any mandatory prepayment unless the Borrower and the lenders in respect of such Senior Incremental Term Facility elect lesser payments.

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Any Senior Incremental Facility may be provided by existing Lenders or other persons designated by the Borrower who become Lenders in connection therewith (subject to, in the case of any Incremental Revolving Facility, to the consent of the Agent and each Issuing Lender if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Loans or commitments, as applicable, to the relevant person (in each case, such consent not to be unreasonably withheld, conditioned or delayed)); provided, that, in each case, the Borrower shall offer any proposed Senior Incremental Facility first to the Lenders, who shall be entitled to participate in the Senior Incremental Facility pro rata in accordance with their holdings of the Senior Term Loans or their Revolving Commitments, as applicable; provided, further, that no existing Lender will be obligated to provide any such Senior Incremental Facility and the Sponsor’s ability to provide any part of any Senior Incremental Facility shall be subject to the relevant restrictions and requirements on Affiliated Lenders as set forth under the heading “Assignments and Participations” below.

The proceeds of any Senior Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of acquisitions and other investments, restricted payments, and any other use not prohibited by the Senior Credit Documentation.

Notwithstanding the foregoing, to the extent the proceeds of any Senior Incremental Facility are intended to be applied to finance an acquisition or other investment that is a Limited Condition Transaction permitted under the Senior Credit Documentation, the conditions to entering into and availability of such Senior Incremental Facility (including applicability of customary “SunGard” or other “certain funds” conditionality provisions), and the timing of satisfaction or waiver of any such conditions (as between being satisfied or waived upon execution of an amendment evidencing such Senior Incremental Facility, upon the date of signing of the definitive documentation for such acquisition or investment, or upon the making of any loans thereunder), shall be as agreed to among the Borrower and the lenders in respect of such Senior Incremental Facility. There shall be no requirement for the Borrower to bring down representations and warranties in connection with the addition of or borrowing under any Senior Incremental Facility (other than with respect to absence of a payment or bankruptcy default as of the applicable date of funding), unless, and to the extent otherwise required by, the lenders providing such Senior Incremental Facility.

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The Senior Credit Documentation will permit the Borrower to issue notes or borrow loans (or obtain commitments in respect thereof) in lieu of loans (or commitments) under the Senior Incremental Facility (“Incremental Equivalent Debt”) that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis so long as the applicable conditions to borrowing loans under a Senior Incremental Facility would have been satisfied (other than, for the avoidance of doubt, the requirements described in clauses (iv) (except as provided in clause (a) of this paragraph) and (vi)(b) of the second proviso set forth under the heading “Senior Incremental Facilities”); provided, that (a) Incremental Equivalent Debt that is pari passu in right of payment and in right of security with the Senior Term Loans (other than customary high-yield notes or Extendable Bridge Loans in respect thereof) shall be subject to the MFN Provision, (b) Incremental Equivalent Debt the proceeds of which is intended to be applied to finance an acquisition or other investment constituting a Limited Condition Transaction that is permitted under the Senior Credit Documentation shall be subject to such conditionality as is consistent with the provisions of the immediately preceding paragraph and (c) the aggregate principal amount of Incremental Equivalent Debt incurred by Restricted Subsidiaries other than Guarantors are obligated shall be subject to a cap (with a growth component based on a corresponding percentage of TTM Consolidated EBITDA) to be agreed.

Exhibit B - Page 11

As used herein:

(b)	“Consolidated EBITDA” and “Consolidated Net Income” will be defined in a manner to be agreed and consistent with the Senior Credit Documentation Considerations; provided that Consolidated EBITDA will include addbacks and/or deductions (as appropriate) for (A) all extraordinary, exceptional, unusual or non-recurring items, (B) integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, acquisitions, investments (whether or not consummated) and dispositions, in each case, permitted under the Senior Credit Documentation after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems upgrades (with the addback for such new systems upgrades in an aggregate amount not to exceed $10,000,000 in any period), project start-up costs and costs incurred with the launch of new initiatives and other restructuring charges, carve-out related items, accruals or reserves (including restructuring costs related to acquisitions and investments after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges), curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); exiting, winding down or termination of line of business; settlement costs; costs related to customer disputes or contract termination; costs related to retention, recruiting, severance, signing, and consulting agreements; and costs related to transition services agreements to the extent the Borrower does not expect to incur such costs after the applicable transition period (such costs related to transition services agreements, subject to the shared 25% cap set forth in clause (D) below); provided that, in each case under this clause (B) such actions are factually supportable and result from actions taken or reasonably expected to be taken as certified by the chief financial officer (or equivalent officer) of the Borrower; (C) LTM pro forma results for acquisitions (including the commencement of activities constituting such business) or dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition permitted under the Senior Credit Documentation; provided that no amounts may be added to Consolidated Net Income pursuant to this clause (C) to the extent such amounts are synergies or any other run-rate cost savings of the kind described in clause (D) below; (D) without duplication of amounts added back pursuant to clause (G) below, the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies and revenue enhancements projected by the Borrower in good faith to be realized in connection with the Transactions or any specified transaction or the implementation of an operational initiative or operational change, divestiture, restructurings, integrations, insourcing initiatives, actions or events, including optimization actions and other revenue enhancements before or after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies or revenue enhancements had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies or revenue enhancements were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions which (i) are factually supportable and are reasonably expected to be realized within 24 months from actions taken or reasonably expected to be taken as certified by the chief financial officer (or equivalent officer) of the Borrower and (ii) the aggregate amounts added back pursuant to this clause (D) for any test-period, together with all amounts added back in respect of transition services agreements pursuant to clause (B), shall not exceed 25% of Consolidated EBITDA for such test-period (calculated after adding back any such amount), (E)[reserved]; (F) adjustments set forth in the quality of earnings report dated as of June 21, 2021 (but excluding the adjustments detailed in the quality of earnings report relating to (i) realized foreign exchange gains/losses, (ii) constant currency impact, and (iii) COVID-19 impact), and/or adjustments of the type set forth in the Sponsor Model (as defined herein) (provided that the amounts added back to consolidated net income pursuant to this clause (F) for the periods of four consecutive fiscal quarters ending July 31, 2021, October 31, 2021, January 31, 2022, April 30, 2022, July 31, 2022, October 31, 2022 and January 31, 2023 shall be capped at $52,418,000, $48,683,000, $39,379,000, $28,240,000, $15,136,000 $5,766,000 and $1,966,000, respectively; (G) adjustments (including pro forma adjustments) set forth in any quality of earnings or due diligence report (prepared by an independent accounting firm or consulting firm of nationally recognized standing or a “big four” accounting firm) delivered to the Agent in connection with any future permitted acquisition or investment, (H) the amount of any earn-out obligations paid or accrued during the applicable period, (I) adjustments and addbacks consistent with Regulation S-X, (J) fees, costs and expense associated with becoming a standalone entity or a public company and public company costs (including, for the avoidance of doubt, fees, costs and expenses associated with, in anticipation of, in preparation for, or of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and fees, costs and expenses relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, fees, costs and expenses relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees), (K) deduction for capitalized software expenses and capitalized commission expenses; (L) an amount equal to any positive change (or negative change, which negative change shall constitute a deduction to Consolidated EBITDA) in short-term deferred revenue between the balance as of the day before the first day of the test period and the balance as of the last day of the test period (provided, that such short-term deferred revenue shall be calculated (i) without giving effect to the impact of purchasing accounting, (ii) without giving effect to any one time cumulative effect adjustment resulting from giving effect to the implementation of ASC 606 and (iii) giving effect to any permitted acquisition and IP acquisition or other permitted investment consummated during such period); (M) [reserved]; (N) add-backs for management, monitoring, consulting, refinancing, advisory fees and expenses and other transaction fees and expenses payable or paid to any Sponsor or its affiliates, board expenses and board compensation and (O) without duplication of amounts added back pursuant to clause (B) above, add-backs for fees, costs and expenses related to the Transactions, any investment, acquisition, disposition, recapitalization, dividend, equity issuance, consolidation, restructurings, or the incurrence, registration, repayments or amendments of indebtedness, an initial public offering or any other exit transaction (in each case, whether or not consummated), in each case, permitted under the Senior Credit Documentation.

Exhibit B - Page 12

The Senior Credit Documentation will specify Consolidated EBITDA for the four-fiscal quarter period prior to the Closing Date (subject to pro forma and other adjustments).

(c)	“Consolidated Total Debt” will be defined as the aggregate principal amount of consolidated funded debt for borrowed money, indebtedness represented by notes, bonds or similar instruments, drawn letters of credit that have not been reimbursed after the period set forth in the Senior Credit Documentation, purchase money indebtedness and the principal portion of capital leases of the Borrower and its Restricted Subsidiaries, net of unrestricted cash of the Borrower and its Restricted Subsidiaries, including without limitation cash and cash equivalents that are restricted in favor of the Senior Credit Facilities (which may also include cash and cash equivalents securing other indebtedness that is secured by a lien on the Collateral along with the Senior Credit Facilities), such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles (“GAAP”), which for the avoidance of doubt, there shall be no requirement that such cash and cash equivalents be perfected by a control agreement.

(d)	“First Lien Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured by a lien on the assets of the Borrower and its Restricted Subsidiaries on a first-priority basis to (ii) TTM Consolidated EBITDA.

(e)	“Total Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt to (ii) TTM Consolidated EBITDA.

Refinancing Facility:                  The Borrower shall have the right to refinance and/or replace the Senior Term Loans (and loans under any Senior Incremental Term Facility) and/or Revolving Loans and Revolving Commitments (and loans and commitments under any Incremental Revolving Facility) in whole or in part with (x) one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”) under the Senior Credit Documentation with the consent of the Borrower and the institutions providing such Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that shall be pari passu with or junior to the remaining portion of the applicable Senior Credit Facilities in right of payment and/or security and/or be unsecured (such notes or loans, the “Refinancing Notes”); provided, that:

(a)	any Refinancing Facility or issuance of Refinancing Notes that is pari passu with or junior or subordinated to the remaining portion of the Senior Credit Facilities with respect to security and/or junior or subordinated to the remaining portion of the Senior Credit Facilities in right of payment shall be subject to an Acceptable Intercreditor Agreement,

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(b)	except in the case of Extendable Bridge Loans, no Refinancing Facility or issuance of Refinancing Notes shall mature prior to the latest maturity date of the Senior Credit Facilities being refinanced or replaced (to the extent any such loans remain outstanding), and in the case of the Senior Term Facility, no Refinancing Term Facility or issuance of Refinancing Notes shall have a shorter weighted average life than the Senior Term Loans being refinanced or replaced,

(c)	any Refinancing Facility or issuance of Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders or holders party thereto,

(d)	if any such Refinancing Facility or issuance of Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral,

(e)	if any such Refinancing Facility or issuance of Refinancing Notes is guaranteed, it shall not be guaranteed by any Subsidiary that is not a Loan Party,

(f)	the other terms and conditions (excluding those referenced in clauses (b) through (e) above) of such Refinancing Facility or issuance of Refinancing Notes shall be (x) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Facility or the holders of such Refinancing Notes than those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing or replacement) or (y) such current market terms for such type of indebtedness,

(g)	except to the extent otherwise permitted under the Senior Credit Documentation, the aggregate principal amount of any Refinancing Facility or any issuance of Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses,

(h)	in the case of any Refinancing Revolving Facility, the Senior Credit Documentation will contain certain provisions to facilitate pro rata borrowings and participations under the Revolving Facility and any Refinancing Revolving Facility and any Refinancing Revolving Facility shall share ratably in any mandatory prepayment and/or commitment reduction in respect of the Revolving Facility unless the Borrower and the lenders in respect of such Refinancing Revolving Facility elect lesser payments (or commitment reductions)), and

(i)	only a Refinancing Term Facility that is pari passu with the Senior Term Facility in right of payment and security shall share ratably in any mandatory prepayment of the Senior Term Loans; provided that the Borrower and the lenders in respect of such Refinancing Term Facility may elect lesser payments.

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CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty (except as described under the heading “Senior Term Loan Prepayment Fee” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon same day notice (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three business days’ prior notice), subject to reimbursement of the Lenders’ actual redeployment costs (but not lost profits) in the case of a prepayment of Eurodollar Loans, prior to the last day of the relevant interest period. Optional prepayments of the Senior Term Loans shall be applied to the Senior Term Loans and the installments thereof as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

Senior Term Loan Prepayment Fee:	Except for any payments made in connection with (i) an initial public offering, (ii) a “change of control” or the sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries or (iii) prepayments made with internally generated cash, any (a) optional prepayment of the Senior Term Loans (other than, for the avoidance of doubt, any reduction of Senior Term Loans in connection with a permitted assignment thereof to an Affiliated Lender as provided below), (b) mandatory prepayment of the Senior Term Loans with the proceeds of indebtedness and any mandatory assignment in accordance with the “yank a bank” provisions set forth in the Senior Credit Documentation as a result of such Lender’s failure to consent to an amendment and (c) acceleration of the Loans, commencement of an insolvency proceeding against the Borrower, foreclosure and sale of, or collection of, the Collateral, or restructure, reorganization, or compromise of the Loans and other obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any such insolvency proceeding, in each case, in this clause (c) that is the result of an event of default, will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Senior Term Loans that are being prepaid or subject to the mandatory assignment) as set forth opposite the relevant period from the Closing Date as indicated below):

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Year	Call Premium
Year 1:	2.00%
Year 2:	1.00%
Thereafter:	No premium

Notwithstanding the foregoing, any prepayment made in connection with (i) an initial public offering or (ii) a “change of control” or the sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Senior Term Loans that are being prepaid or subject to the mandatory assignment) as set forth opposite the relevant period from the Closing Date as indicated below):

Year	Call Premium
Year 1:	1.00%
Year 2:	0.50%
Thereafter:	No premium

Mandatory Prepayments:	The following amounts shall be applied to prepay the Senior Term Loans, in each case, with carveouts and exceptions consistent with the Senior Credit Documentation Considerations:

(a)	100% of the net cash proceeds of any incurrence of debt by the Borrower and its Restricted Subsidiaries (i) that is not permitted under the Senior Credit Documentation or (ii) incurred pursuant to a Refinancing Facility or an issuance of Refinancing Notes to refinance or replace the Senior Term Loans or loans under the Senior Incremental Term Facility;

(b)	100% of the net cash proceeds in excess of (x) the greater of $5 million and 5% of TTM EBITDA for each individual asset sale or disposition (or series of related asset sales or dispositions) and (y) an amount to be reasonably agreed in the Senior Credit Documentation (which shall include an EBITDA “grower” component) in the aggregate for all asset sales or dispositions during the term of the Senior Credit Facilities (in each case, with only the amount in excess of such amount being required to repay the Senior Term Loans), of any non-ordinary course sales or other disposition of assets or as a result of casualty or condemnation events by the Borrower or any of its Restricted Subsidiaries (subject to certain customary exceptions consistent with the Senior Credit Documentation Considerations), in each case, subject to reinvestment of such proceeds in assets used or useful in the operations of the Borrower or its Subsidiaries within 18 months following receipt (or if the Borrower or its Restricted Subsidiaries have committed to reinvest such proceeds within such 18-month period, reinvestment within 180 days following such 18- month period) or credited against an investment consummated no more than 24 months prior to such disposition.

(c)	50% of Excess Cash Flow (to be defined in the Senior Credit Documentation consistent with the Senior Credit Documentation Considerations but in any event to take into account the provisions described below) for each fiscal year of the Borrower (commencing with the first full fiscal year ended after the Closing Date); provided, that:

(i)	any such Excess Cash Flow prepayment shall be required only to the extent the amount of the prepayment exceeds the greater of $5 million and 5% of TTM EBITDA in each such fiscal year (and only the amount in excess thereof shall be required to be prepaid),

(ii)	the foregoing percentage shall be reduced to (x) 25% for any fiscal year with respect to which the First Lien Leverage Ratio is equal to or less than 6.50:1.00 and (y) 0% for any fiscal year with respect to which the First Lien Leverage Ratio is equal to or less than 6.00:1.00 (with the First Lien Leverage Ratio determined on a pro forma basis reduced to give pro forma effect to any pay down or reduction, including payments contemplated by (c)(iii) below),

(iii)	at the option of the Borrower and without duplication of amounts deducted in a prior period, the amount of such Excess Cash Flow prepayment shall be reduced on a dollar-for-dollar basis by the amount of (x) voluntary prepayments of the Senior Term Loans, any Senior Incremental Term Facility, any Incremental Equivalent Debt (other than revolving Incremental Equivalent Debt unless accompanied by a permanent commitment reduction), any Ratio Debt or any other indebtedness, in each case that is secured on a pari passu basis with the Senior Term Loans, (y) any reduction in the outstanding principal amount of any Senior Term Loan, any loans under any Senior Incremental Term Facility, Incremental Equivalent Debt (other than revolving Incremental Equivalent Debt unless accompanied by a permanent commitment reduction), any Ratio Debt or any other indebtedness, in each case that is secured on a pari passu basis with the Senior Term Loans, in each case, resulting from assignments to (and purchases by) Holdings, the Borrower or any Restricted Subsidiary, including in connection with any “buyback”, in each case to the extent of the amount of cash paid by Holdings, the Borrower or any such Restricted Subsidiary in connection with the relevant assignments, purchases and buybacks and (z) any voluntary prepayment of the Revolving Facility and any Senior Incremental Revolving Facility or any other revolving facility, to the extent accompanied by a permanent reduction of the relevant commitment, in the case of each prepayment or reduction made in accordance with this clause (iii), to the extent that the relevant prepayment or reduction is made prior to any Excess Cash Flow prepayment date, and solely to the extent that such prepayment was not financed with the proceeds of long-term indebtedness (other than revolving indebtedness) of the Borrower or its Restricted Subsidiaries,

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(iv)	Excess Cash Flow shall be reduced on a dollar-for-dollar basis by amounts used for capital expenditures, acquisitions and certain other investments (other than, in any event, intercompany investments, cash equivalents and money market instruments), payments and prepayments of indebtedness (other than as set forth in clause (iii) above), certain restricted payments made during such fiscal year and other items consistent with the Senior Credit Documentation Considerations and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment are committed or budgeted to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (without duplication in any other Excess Cash Flow period and except to the extent financed with the proceeds of long-term indebtedness (other than revolving indebtedness), and provided that to the extent committed or budgeted amounts are not actually expended prior to the Excess Cash Flow payment date for the immediately succeeding fiscal year, such committed or budgeted but not expended amounts shall be added to Excess Cash Flow with respect to such immediately succeeding fiscal year)).

Mandatory prepayments of the Senior Term Loans shall be applied to the installments of principal thereof as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity); provided, that the Senior Credit Documentation will provide that, in the case of any mandatory prepayment in respect of excess cash flow or any asset sale or casualty or condemnation event, the Borrower may apply the net cash proceeds thereof ratably to the payment of the Senior Term Loans and any other permitted indebtedness that is secured by Collateral on a pari passu basis with the Senior Term Loans.

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If the Borrower determines in good faith that any prepayment described under clause (b) and/or clause (c) above (a) in the case of any prepayment attributable to any Foreign Subsidiary, would violate or conflict with any local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries), (b) would require the Borrower or any Restricted Subsidiary to incur a tax liability or would otherwise result in adverse tax consequences (in each case, that are not de minimis) to Holdings, any other direct or indirect parent of the Borrower, the Borrower or any subsidiary of the Borrower or (c) would violate any organizational document (or any relevant shareholders’ or similar agreement) or other material contract, in each case if the amount subject to the relevant prepayment were upstreamed or transferred (any amount limited as set forth in clauses (a) through (c) of this paragraph, a “Restricted Amount”), the amount of the relevant prepayment shall be reduced by the Restricted Amount; provided, however, that the Restricted Amount may be retained by the Borrower if the applicable prohibition, delay, or adverse consequences remain (it being understood that to the extent such prohibition, delay or material adverse consequences cease to exist, the Borrower shall make such prepayment in the amount that would otherwise have been required) and provided that the Borrower shall take commercially reasonable actions to permit the repatriation of Restricted Amounts without such adverse consequences.

Any Lender (each a “Declining Lender”) may elect not to accept any mandatory prepayment other than in the case of clause (a) above. Any prepayment amount declined by a Declining Lender (any such declined payment, the “Declined Proceeds”) will be an addition to the Available Basket (as defined below).

The Revolving Loans shall be mandatorily prepaid and the Letters of Credit shall be cash collateralized or otherwise “backstopped” (in an amount not to exceed 103% of the undrawn face amount thereof) or replaced solely to the extent all such extensions of credit under the Revolving Facility exceed the Revolving Commitments.

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COLLATERAL	Subject to the Certain Funds Provision and the provisions of the immediately following paragraphs, the Borrower Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by a perfected first-priority security interest (subject to permitted liens and other exceptions to be set forth in the Senior Credit Documentation, including, without limitation, liens expressly permitted to exist on the Closing Date pursuant to the Merger Agreement and otherwise set forth below) in substantially all of the Loan Parties’ tangible and intangible assets (including, without limitation, a pledge of the capital stock of the Borrower owned by Holdings and a pledge of the capital stock of each Loan Party’s direct subsidiaries (after giving effect to the Merger)), but limited in the case of CFCs and Domestic Foreign Holdcos, to 65% of the voting capital stock and 100% of the non-voting stock of any such first-tier CFC or Domestic Foreign Holdco (the “Collateral”).

Notwithstanding the foregoing, the Collateral will exclude:

(a)	all leasehold interests in real property,

(b)	all fee-owned real property located outside of the United States or with a fair market value (as determined by the Borrower in good faith on the Closing Date or, if later, the date of acquisition thereof) of less than an amount to be agreed,

(c)	equity interests in any person other than wholly-owned Restricted Subsidiaries,

(d)	the capital stock of (i) captive insurance subsidiaries, (ii) not-for- profit subsidiaries, (iii) broker-dealers, (iv) special purpose entities used for permitted securitization facilities, and (v) Unrestricted Subsidiaries,

(e)	margin stock,

(f)	assets the grant or perfection of a security interest in which would result in more than a de minimis adverse tax or regulatory consequence to Holdings, any direct or indirect parent of the Borrower, the Borrower or any subsidiary of the Borrower, as reasonably determined by the Borrower,

(g)	governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Agent may not validly possess a security interest therein under applicable law (including, without limitation, rules and regulations of any governmental authority or agency), or any property or asset the grant or perfection of a security interest in which is prohibited or restricted under applicable law or would require governmental or third party consent, approval, license or authorization other than, in each case, to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or limitation,

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(h)	equipment and assets that are subject to a lien securing a purchase money or capital lease obligation permitted to be incurred under the Senior Credit Documentation, if the underlying contract or other agreement prohibits or restricts the creation of any other lien on such assets (including any requirement to obtain the consent of a third party) or the granting of a lien on such assets would trigger the termination (or a right of termination) of any such purchase money or capital lease agreement pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any subsidiary of any Loan Party to take any action adverse to the interests of that subsidiary or any Loan Party, except to the extent such prohibition or restriction is ineffective under the applicable UCC or other applicable law,

(i)	any “intent-to-use” trademark or servicemark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” or similar notice with respect thereto and all non-U.S. or non-Ireland intellectual property,

(j)	commercial tort claims below a threshold to be agreed,

(k)	any lease, contract, license or agreement or any property subject to a purchase money security interest, such lease, contract, license or other agreement permitted by any of the Senior Credit Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or trigger a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law,

(l)	asset or Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Agent,

(m)	aircraft, vehicles and titled vehicles; and

(o)	other exceptions consistent with the Senior Credit Documentation Considerations or otherwise reasonably satisfactory to the Commitment Parties and the Borrower.

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Notwithstanding anything to the contrary contained herein:

(a)	no Loan Party shall be required to grant a security interest in any asset or perfect a security interest in any asset or property to the extent the grant or perfection of a security interest in such asset or property, as applicable, would (A) be prohibited by enforceable anti- assignment provisions of any bona fide contract or applicable law (including, without limitation, rules and regulations of any governmental authority or agency), (B) violate the terms of any contract (in each case, after giving effect to the applicable anti- assignment provisions of the UCC or other applicable law (including, without limitation, rules and regulations of any governmental authority or agency)) or (C) trigger termination of (or a right of termination under) any contract pursuant to any “change of control” or similar provision or permit any third party to amend or otherwise modify any right, benefit and/or obligation of any Loan Party in respect of the relevant asset or otherwise require any Loan Party or any subsidiary thereof to take any action that is materially adverse to its interests; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any such contract to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right,

(b)	no action outside of the United States, Ireland (in the case of Ireland, with respect to Guarantors incorporated under the laws of Ireland) or any other jurisdiction in which an Irish Subsidiary Holdco is organized shall be required in order to create or perfect any security interest in any asset located outside of the United States, Ireland (in the case of Ireland, with respect to Guarantors incorporated under the laws of Ireland) or jurisdiction of any Irish Subsidiary Holdco, and no foreign law security or pledge agreements or foreign intellectual property filing, search or schedule (other than in respect of Ireland) shall be required,

(c)	any required mortgage will be permitted to be delivered after the Closing Date in accordance with the Certain Funds Provision,

(d)	no compliance with the Federal Assignment of Claims Act (or similar statute) shall be required;

(e)	no Loan Party shall be required to seek any landlord waiver, estoppel, bailee waiver, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement, and

(f)	the following Collateral shall not be required to be perfected (other than to the extent perfected by the filing of a UCC financing statement):

(i)	assets requiring perfection through control agreements or other control arrangements (including service of notice on any account bank for any account held in Ireland), including in respect of any deposit, securities or commodities accounts (other than control of pledged certificated capital stock and promissory notes with an outstanding principal amount above a threshold to be mutually agreed upon to the extent otherwise constituting Collateral);

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(ii)	the capital stock of (A) Immaterial Subsidiaries and (B) any person that is not a subsidiary, which, if a subsidiary, would constitute an Immaterial Subsidiary; and

(iii)	letter of credit rights.

The Senior Credit Documentation will authorize and require the Agent to enter into any Acceptable Intercreditor Agreement which allows (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the Senior Credit Documentation to be secured on a pari passu or junior basis with the Senior Credit Facilities, to the extent otherwise permitted hereunder.

CERTAIN CONDITIONS

Post-Closing Date Conditions:	The making of each Revolving Loan (other than any Letter of Credit Reimbursement Loan) and the issuance, amendment, modification, renewal or extension of each Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Senior Credit Documentation as of the date of the relevant extension of credit, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be required to be accurate in all material respects as of such earlier date, and representations that are qualified by “material”, “material adverse effect” or a similar term shall be true and correct in all respects, (b) there being no default or event of default that has occurred and is continuing at the time of and immediately after giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable.

DOCUMENTATION

Senior Credit Documentation:	The definitive financing documentation for the Senior Credit Facilities (the “Senior Credit Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and the Fee Letter and such other terms as the Borrower and the Commitment Parties may agree; it being understood and agreed that the Senior Credit Documentation shall, except as otherwise set forth in the Commitment Letter (including this Term Sheet):

(a)	not contain any conditions to the availability and initial funding of the Senior Credit Facilities on the Closing Date other than the Exclusive Funding Conditions;

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(b)	contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain limited circumstances), which shall be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise and “baskets” grace and cure periods, in each case, consistent (where applicable) with the Senior Credit Documentation Considerations; it being understood and agreed that the Senior Credit Documentation will include provisions relating to “Limited Condition Transactions” consistent with the Senior Credit Documentation Considerations.

(c)	give due regard to (i) the operational and strategic requirements of the Borrower and its Subsidiaries in light of their consolidated capital structure, size, fiscal year end, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower and its Subsidiaries), in each case, after giving effect to the Transactions, (ii) the proposed business plan and the model delivered by the Sponsor on June 22, 2021 (as adjusted for changes reasonably agreed with the Commitment Parties) (the “Sponsor Model”) and (iii) the jurisdictions in which the Borrower and its Subsidiaries are organized and operate;

(d)	be based on (but, for the avoidance of doubt, not be identical to) that certain Credit Agreement, dated as of July 31, 2020, by and among Syntellis Performance Solutions, LLC, a Delaware limited liability company, as borrower, the other Guarantors party thereto from time to time, and Ankura Trust Company, LLC, as administrative agent, and the other parties thereto;

(e)	include reasonable modifications to the operational and agency provisions to reflect the guidelines and practices of the Agent, including erroneous payment and LIBOR transition provisions;

(f)	with respect to each covenant (and definitions used therein) (a) include additional customary baskets, exceptions and thresholds and as may otherwise be agreed, including customary specific and general dollar baskets (with certain growth components based on a percentage of Consolidated EBITDA to be agreed (it being understood that the annual de minis basket for dispositions and the basket for rollovers of management stock buybacks shall include a “grower” component)) and giving due regard to reflect the Closing Date leverage and Consolidated EBITDA of Merger Sub, the Company and their respective subsidiaries, (b) with respect to the indebtedness, liens, investments and restricted payment covenants, (x) permit classification and reclassification from time to time by the Borrower within (but not among) individual covenants and (y) permit available restricted payment and restricted debt payment general baskets to be used for investments and (c) permit reliance on one or more available exceptions and baskets at the Borrower’s option and if such exceptions and baskets includes a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based tests shall be calculated without giving effect to the utilization of such fixed amounts; and

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(g) be drafted (initially) by counsel to the Sponsor and be negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Certain Funds Provision so that the Senior Credit Documentation is finalized as promptly as practicable after the acceptance of the Commitment Letter.

For purposes of determining Indebtedness under the Senior Credit Documentation, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date on which the Senior Credit Documentation is initially entered into, shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

The provisions described under this heading “Senior Credit Documentation” are collectively referred to herein as the “Senior Credit Documentation Considerations”.

Representations and Warranties:	Limited to the following and applicable to Holdings (in a manner consistent with the Senior Credit Documentation Considerations), Borrower and its Restricted Subsidiaries (subject to materiality and other qualifications consistent with the Senior Credit Documentation Considerations): organizational existence and good standing; organizational power and authority; due authorization, execution and delivery of the Senior Credit Documentation; enforceability of the Senior Credit Documentation; no conflicts of the Senior Credit Documentation with applicable law, or organizational documents; financial statements (for periods ended after the Closing Date); no Material Adverse Effect (as defined below) after the Closing Date; status of Senior Credit Facilities as senior debt; intellectual property (including, without limitation, a representation and warranty that, as of the Closing Date, all material intellectual property of the Borrower and its Restricted Subsidiaries is held by Loan Parties); capitalization of subsidiaries as of the Closing Date; compliance with law (which shall be subject to Material Adverse Effect qualifiers); FCPA, OFAC and PATRIOT Act; governmental approvals and consents (as such approvals and consents pertain to the Senior Credit Documentation); ERISA and labor matters; environmental matters; litigation; ownership of property (including intellectual property); taxes; Federal Reserve margin regulations and Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation set forth in the Commitment Letter to which this Exhibit B is attached); solvency (to be defined in a manner consistent with Annex I to Exhibit C) of the Borrower and its Subsidiaries, on a consolidated basis, on the Closing Date; and the creation, validity and perfection of security interests; but in all respects limited on the Closing Date to the Specified Representations and subject to materiality and other qualifications consistent with the Senior Credit Documentation Considerations.

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“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect (as defined in Exhibit C) and (b) for all other purposes, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Agent under the Senior Credit Documentation or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Senior Credit Documentation.

Affirmative Covenants:	Limited to the following and applicable to Holdings (in limited cases consistent with the Senior Credit Documentation Considerations), Borrower and its Restricted Subsidiaries: delivery of (a) annual audited financial statements within 150 days after the end of each fiscal year (or, in the case of the first fiscal year ending after the Closing Date, 180 days) (accompanied by an opinion of a nationally recognized or “big four” accounting firm that is not subject to (i) a “going concern” qualification (other than a “going concern” qualification resulting from (x) the maturity of any indebtedness, (y) any actual, projected or anticipated breach of any financial covenant or (z) activities, operations, financial results or liabilities of any Unrestricted Subsidiaries) or (ii) a qualification as to the scope of the relevant audit), (b) commencing with the first full fiscal quarter after the Closing Date, quarterly unaudited financial statements (for each fiscal quarter of each fiscal year ending after the Closing Date) within 60 days (or, in the case of the first three full fiscal quarters ending after the Closing Date for which such financial statements are required, 75 days) after the end of each fiscal quarter (solely with respect to each fourth fiscal quarter of each fiscal year, accompanied by a certification by the chief financial officer (or equivalent officer) of the Borrower as to compliance with generally accepted accounting principles and as to the absence of events of default); (c) an annual budget within 120 days after each fiscal year end (with no annual budget required after the commencement of an IPO), (d) on the date of the delivery of quarterly financial statements, a compliance certificate (including the last fiscal quarter of each fiscal year ending after the Closing Date), and (e) notices of default under the Senior Credit Facilities, and certain litigation, environmental and ERISA events that would reasonably be expected to have a Material Adverse Effect and other information requested by the Lenders; maintenance of books and records; maintenance of existence; compliance with laws (including, without limitation, (i) ERISA and environmental laws and (ii) FCPA, OFAC, anti-terrorism laws and laws related to sanctioned persons (which shall in each case be subject to Material Adverse Effect qualifiers)); maintenance of property and insurance; payment of taxes; right of the Agent to inspect property and books and records (subject, absent a continuing event of default, to frequency and cost reimbursement limitations) (other than information subject to attorney/client privilege or confidentiality obligations not created in contemplation hereof and other customary exceptions); use of proceeds (including that use of proceeds not violating FCPA, OFAC, anti-terrorism laws and anti-money laundering laws); annual lenders’ meetings upon Agent’s prior request (to be held via conference call); limitations on changes in business; changes in fiscal year (it being understood that the Company’s current fiscal year end is January 31 of each calendar year and any change to coincide with the calendar year end shall only require the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)); and designation of Unrestricted Subsidiaries; further assurances with respect to guaranty and Collateral matters (including, without limitation, with respect to additional guarantees and security interests in after-acquired property), subject to the parameters set forth under “COLLATERAL” above.

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Financial Covenant:	The financial performance covenant included will be limited to a maximum Total Leverage Ratio covenant (the “Financial Covenant”) set at 10.75:1.00, subject to 10.00:1.00 and 9.25:1.00 at the 10th full fiscal quarter following the Closing Date and 16th full fiscal quarter, respectively, following the Closing Date. The Financial Covenant shall be tested with respect to the Borrower and its consolidated Restricted Subsidiaries on a pro forma basis on the last day of any fiscal quarter of the Borrower (commencing with the fourth full fiscal quarter of the Borrower ending after the Closing Date) in a manner consistent with the Senior Credit Documentation Considerations.

The cash proceeds of a sale of, or contribution to, equity (which equity shall be Permitted Equity) of the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 15 business days after the day on which the compliance certificate is required to be delivered for such fiscal quarter (the “Cure Expiration Date”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that the Borrower shall not be permitted to borrow Revolving Loans or request new issuances of Letters of Credit unless and until the Specified Equity Contribution is received or all events of default are cured or waived; provided, further, that (a) in each four consecutive fiscal quarter period, there shall be no more than two consecutive fiscal quarters in which a Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made in the aggregate, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (d) any pro forma adjustment to Consolidated EBITDA resulting from any Specified Equity Contribution shall be counted as Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenant and shall not be included for any other purpose under the Senior Credit Facilities Documentation and (e) there shall be no pro forma or other reduction of any indebtedness with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution was made (other than, with respect to any future period, with respect to any portion of such Specified Equity Contribution that is actually applied to repay any indebtedness). Upon delivery of the notice of intent to cure, the Financial Covenant shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the Financial Covenant and any default or event of default under the Financial Covenant shall be deemed not to have occurred for purposes of the Senior Credit Documentation (provided that if the Cure Expiration Date has occurred without the Specified Equity Contribution having been received and designated, such default or event of default shall be deemed reinstated).

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The Senior Credit Documentation will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant until after the Cure Expiration Date.

Negative Covenants:	Limited to the following and applicable to the Borrower and its Restricted Subsidiaries (except in the case of clause (i) below, which shall be applicable solely to Holdings), with exceptions consistent with the Senior Credit Documentation Considerations:

(a)	Indebtedness: limitations on indebtedness (including guarantee obligations in respect of indebtedness), with exceptions for, among other things, (i) indebtedness in an aggregate principal amount not to exceed the sum of (x) the greater of $105 million and 100% of TTM Consolidated EBITDA for the four quarter period then most recently ended for which financial statements of the Borrower and its Restricted Subsidiaries are available calculated on a pro forma basis, less the aggregate outstanding principal amount of all Ratio Debt, Senior Incremental Facilities and Incremental Equivalent Debt issued and/or incurred in reliance on the Fixed Incremental Amount, plus (y) additional amounts so long as, after giving pro forma effect thereto: (I) if such indebtedness is secured by a lien on the Collateral that is pari passu with the lien securing the Senior Credit Facilities, the First Lien Leverage Ratio (as defined below) does not exceed 7.00:1.00 or or (II) if such indebtedness is secured by a lien on the Collateral that is junior to the lien securing the Senior Credit Facilities or is unsecured, the Total Leverage Ratio (as defined below) does not exceed 7.50:1.00, in each case, calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds to the Borrower of the applicable indebtedness), and in the case of any indebtedness consisting of revolving indebtedness, such ratio determined only at the time the relevant revolver commitment is obtained and assuming a full drawing of such indebtedness (such indebtedness, “Ratio Debt”), with a cap (with a growth component based on a corresponding percentage of TTM Consolidated EBITDA) to be mutually agreed for the Ratio Debt of non-Guarantor subsidiaries (the “Ratio Debt Basket”), subject to terms and conditions consistent with the Senior Credit Documentation Considerations and, with respect to any Ratio Debt that is pari passu in right of payment and with respect to security with the Senior Term Loans (other than customary high-yield notes or Extendable Bridge Loans in respect thereof), subject to the MFN Provision, (ii) earnouts in connection with the Transactions, Permitted Acquisitions and other permitted investments, (iii) intercompany indebtedness among the Borrower and/or its Restricted Subsidiaries, (iv) a general indebtedness basket in an amount not to exceed the greater of $52.5 million and 50% of TTM Consolidated EBITDA and (v) a non-Guarantor indebtedness basket in an amount not to exceed the greater of $37.0 million and 35% of TTM Consolidated EBITDA, plus additional amounts in the form of asset based or local working capital lines to the extent incurred in the ordinary course of business and non-recourse to the Loan Parties;

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(b)	Liens: limitations on liens;

(c)	Fundamental Changes: limitations on mergers, consolidations, liquidations and dissolutions;

(d)	Dispositions: limitations on sales, transfers or other dispositions (“Dispositions”) of assets with a fair market value (as determined in good faith by the Borrower) with exceptions for, among other things, (i) Dispositions of any assets on an unlimited basis for fair market value so long as (x) at least 75% of the consideration consists of cash or cash equivalents and Designated Non-Cash Consideration (to be defined giving effect to the Senior Credit Documentation Considerations) not to exceed the greater of an amount to be mutually agreed and a corresponding percentage of TTM Consolidated EBITDA, (y) the relevant Disposition, is subject, to the extent applicable, to the terms set forth in the mandatory prepayment requirements in the Senior Credit Documentation and (z) no payment or bankruptcy event of default has occurred and is continuing or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no event of default has occurred and is continuing or would result therefrom), (ii) a general Dispositions basket in an amount not to exceed the greater of $21 million and 20% of TTM Consolidated EBITDA and (iii) Dispositions of assets not constituting Collateral, including the equity interests of Unrestricted Subsidiaries, not to exceed an amount to be mutually agreed.

Notwithstanding anything to the contrary contained herein, it being understood that the lien on any Collateral that is the subject of a Disposition (other than to the Borrower or a Loan Party) permitted under the Senior Credit Documentation will be automatically released upon the consummation of such Disposition.

(e)	Restricted Payments: limitations on dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower and Restricted Investments (as defined below),with exceptions for, among other things (collectively, “Restricted Payments”),

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(i)	so long as no event of default then exists or would result therefrom, a general Restricted Payments basket in an amount equal to the greater of $25 million and 25% of TTM Consolidated EBITDA (the “General Restricted Payment Basket”), less amounts available under which may be reallocated at the election of the Borrower (and without duplication) to the General Restricted Debt Payments Basket (as defined below) or the General Investment Basket;

(ii)	for so long as the Borrower or any of its subsidiaries are members of a group filing a consolidated, combined, affiliated, or unitary income (or similar) tax return with Holdings or any other direct or indirect parent of the Borrower or are entities treated as disregarded from any such members for U.S. federal income tax purposes, payments, directly or indirectly, to Holdings or such other direct or indirect parent of the Borrower in amounts required for Holdings or such other parent entity to pay federal, foreign, state and local income Taxes (and franchise or other similar Taxes imposed in lieu of income taxes) imposed on such entity to the extent such taxes are attributable to the Borrower and its Restricted Subsidiaries, and

(iii)	additional Restricted Payments if no event of default has occurred and is continuing or would result therefrom and after giving pro forma effect thereto, the Total Leverage Ratio does not exceed 5.75:1.00 (the “Ratio-Based Restricted Payment Basket).

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(f)	Investments: limitations on investments and acquisitions, with exceptions for, among other things,

(i)	acquisitions of all or substantially all of the assets of any person or any line of business, unit or division thereof, or of the equity interests of any person such that such person becomes a Restricted Subsidiary (a “Permitted Acquisition”), in each case, so long as (u) there is no event of default under the Senior Credit Facilities on the date the agreement for such Permitted Acquisition is executed and no payment or bankruptcy event of default at the time the transaction is consummated, (v) the Borrower complies with the collateral and guarantee requirements under the Facilities and Documentation (subject to the time periods set forth therein), (w) the Borrower complies with the line of business covenant under the Facilities Documentation (after giving effect to the acquisition), (x) for acquisitions the consideration for which is in excess of an amount to be mutually agreed, the Borrower shall deliver to the Lenders a deal summary and, only to the extent the Borrower obtains a quality of earnings report in connection with the acquisition, the Borrower shall deliver to the Lenders a copy of such quality of earnings report, (y) subject to a “Limited Condition Transaction”, the Borrower shall be in pro forma compliance with the Financial Covenant and (z) the acquisitions of entities that do not become Loan Parties or assets that do not become Collateral as required by the Senior Credit Facilities Documentation shall be subject to a cap to be mutually agreed,

(ii)	investments among the Borrower and its Restricted Subsidiaries with a cap on Investments in non-Guarantors (other than investments in the ordinary course of business) in an amount equal to the greater of $37.0 million and 35% of TTM Consolidated EBITDA, plus Available Basket, and intercompany investments used to consummate Permitted Acquisitions and other similar investments, in each case, to the extent otherwise permitted by the Senior Credit Facilities Documentation,

(iii)	a general investments basket up to an amount not to exceed the greater of $52.5 million and 50% of TTM Consolidated EBITDA (the “General Investment Basket”), plus unused amounts reallocated from the (x) General Restricted Payment Basket and (y) General Restricted Debt Payment Basket, and

(iv)	so long as no event of default then exists or would result therefrom, additional Investments if, after giving pro forma effect thereto, the Total Leverage Ratio does not exceed 6.50:1.00.

“Permitted Investments” which shall be defined in a manner consistent with the Senior Credit Documentation Considerations.

(g)	Restricted Debt Payments: limitations on cash prepayments, redemptions and repurchases (any such prepayment, redemption or repurchase, a “Restricted Debt Payment”) in respect of debt that is contractually subordinated in right of payment to the Loans or contractually secured on a junior lien basis to the Loans (subject to customary exceptions) (“Restricted Debt”) (and excluding, for the avoidance of doubt, regularly scheduled interest payments and payment of fees, expenses and indemnification obligations), other than, among other things:

(i)	so long as no event of default then exists or would result therefrom, a general Restricted Debt Payment basket in an amount not to exceed $25 million and 25% of Consolidated EBITDA for the four quarter period then most recently ended for which financial statements of the Borrower and its Restricted Subsidiaries are available calculated on a pro forma basis (the “General Restricted Debt Payment Basket”), amounts available under which may be reallocated at the election of the Borrower (and without duplication) to make Restricted Investments; and

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(ii)	so long as no event of default then exists or would result therefrom, other Restricted Debt Payments, the Total Leverage Ratio does not exceed 6.00:1.00; provided, that the Borrower and its Restricted Subsidiaries shall not modify the terms of Restricted Debt in a manner that are materially adverse to the Lenders (it being understood that the foregoing limitation shall not otherwise prohibit debt that refinances or replaces or is issued or incurred in exchange for Restricted Debt and which is otherwise permitted to be incurred under the Senior Credit Documentation), other than any such modifications permitted by the terms of the applicable intercreditor or subordination agreement or other subordination instrument.

(h)	Burdensome Agreements: limitations on burdensome agreements (i.e., negative pledge clauses with respect to the Collateral and limitations on dividends and other distributions by Restricted Subsidiaries);

(i)	Passive Holding Company: limitations on activities of Holdings;

(j)	Transactions with Affiliates: limitations on transactions with affiliates;

(k)	Organizational Documents: limitations on amendments of organizational documents of the Loan Parties that are materially adverse to the Lenders.

The limitations on Investments, Restricted Payments and Restricted Debt Payments referenced above shall be subject to a carve-out for a “building” or “growth” basket (the “Available Basket”), in each case, subject to terms and conditions to be agreed and consistent with the Senior Credit Documentation Considerations, in a cumulative amount equal to: (i) the greater of $35 million and 35% of TTM Consolidated EBITDA (the “Starter Amount”), plus (b) a growth amount (the “Growth Amount”) based on the retained portion of Excess Cash Flow, which amount shall not be negative in any fiscal year, which will accumulate on an annual basis plus (c) additional amounts subject to terms and conditions to be agreed and consistent with the Senior Credit Documentation Considerations. Utilization of (i) the Growth Amount and Starter Amount shall be subject to the absence of any ongoing event of default and (ii) the Growth Amount for purposes of making (A) Restricted Payments (other than Restricted Investments) shall be subject to pro forma compliance with Total Leverage Ratio of less than 6.25:1.00, (B) Restricted Debt Payments shall be subject to pro forma compliance with a Total Leverage Ratio of less than 6.50:1.00 and (C) Restricted Investments shall be subject to pro forma compliance with Financial Covenant.

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The Senior Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that immediately after giving effect to any such designation or re-designation, no payment or bankruptcy event of default shall exist and the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant. Unrestricted Subsidiaries (and the sale of any equity interests therein or any assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants, Financial Covenant or event of default provisions of the Senior Credit Documentation. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to constitute the incurrence of indebtedness and liens of such subsidiary and a return on Investment and the designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to constitute the incurrence of an investment. No Subsidiary may be designated as an Unrestricted Subsidiary if at the time of designation or immediately after giving effect thereto, it shall own any equity interest or loan of any Restricted Subsidiary.

The Senior Credit Documentation will provide that (a) Unrestricted Subsidiaries shall not (i) individually, exceed an aggregate percentage of Consolidated EBITDA or consolidated total assets of the Borrower and its Restricted Subsidiaries at the time of designation thereof in an amount to be agreed and (ii) in the aggregate for all such Unrestricted Subsidiaries taken as a whole, exceed an aggregate percentage of Consolidated EBITDA or consolidated total assets of the Borrower and its Restricted Subsidiaries at the time of designation thereof in an amount to be agreed, (b) the Borrower and its Restricted Subsidiaries may not distribute any material intellectual property (to be defined in the Credit Documentation, but it being understood and agreed that “non-core intellectual property” (to be defined in the Credit Documentation) shall not constitute as material intellectual property) to its equity holders, (c) no subsidiary of the Borrower may be designated as an Unrestricted Subsidiary if it owns material intellectual property at the time of designation, (d) no Loan Party may transfer, assign or exclusively license any material intellectual property to any person other than the Borrower or a Subsidiary Guarantor and (e) neither the Borrower nor any Restricted Subsidiary may transfer, assign or exclusively license any material intellectual property to any Unrestricted Subsidiary. The Senior Credit Documentation will contain certain other restrictions with respect to material intellectual property to be mutually reasonably agreed (but in any event shall permit non-exclusive licensing in the ordinary course of business).

Exhibit B - Page 32

Events of Default:	Limited to the following: nonpayment of principal when due; nonpayment of interest after 5 business days; nonpayment of fees or other amounts after 10 business days; material inaccuracy of a representation or warranty when made or deemed made (with a cure period of 30 days for representations and warranties capable of being cured); violations of covenants (subject, in the case of affirmative covenants (other than use of proceeds and the covenant to maintain the organizational existence of the Borrower and Holdings), to a grace period of 30 days following written notice from the Agent); cross-default (after any expiration of any grace periods and subject to cure or waiver by the holders of such indebtedness) to material indebtedness (other than under the Senior Credit Documentation) subject to a threshold amount to be mutually agreed; bankruptcy events with respect to Holdings, the Borrower or any material Restricted Subsidiary (with a customary grace period for involuntary events); ERISA events subject to Material Adverse Effect; material unpaid, uninsured final monetary judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing of the) invalidity of the credit agreement, any security agreement with respect to a material portion of the Collateral, any Guaranty with respect to a material portion of the Guarantors, the liens in respect of a material portion of the Collateral or subordination provisions in respect of material indebtedness; and a change of control (to be defined in a manner consistent with the Senior Credit Documentation Considerations but in any event to allow for an IPO via SPAC, on customary terms), subject to materiality, threshold, notice and grace period provisions consistent with the Senior Documentation Considerations. It being understood that any default or event of default arising from failure to deliver a notice of default shall be deemed to no longer continuing automatically upon and simultaneously with the underlying default that would have been subject to such notice ceasing to be continuing.

Voting:	Amendments and waivers of the Senior Credit Documentation will require the approval of Lenders (that are non-defaulting Lenders) holding more than 50% of the aggregate amount of the Senior Term Loans and the Revolving Commitments (the “Required Lenders”); provided that at any time at which there are two or more unaffiliated Lenders that are not affiliates of the Borrower and/or the Sponsor that each hold at least 20% of the aggregate principal amount of the loans and commitments under the Senior Credit Facilities, “Required Lenders” shall include at least two such Lenders (in each case, treating Lenders that are affiliates of one another as a single Lender), except that:

(a)	the consent of each Lender directly and adversely affected thereby (but not the Required Lenders) shall be required with respect to:

(i)	any reduction in the principal amount of any Loan or amortization payment thereof owed to such Lender,

(ii)	any extension of the final maturity of any Loan owed to such Lender or the due date of any interest or fee payment or any scheduled amortization payment in respect of any Loan owed to such Lender (in each case, other than extensions for administrative convenience as agreed by the Agent),

(iii)	any reduction in the rate of interest (other than a waiver of default interest) or the amount of any fee owed to such Lender (it being understood that any change in any definition applicable to any ratio used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee),

Exhibit B - Page 33

(iv)	any increase in the amount (other than with respect to any Senior Incremental Facility to which such Lender has agreed) of such Lender’s commitment (it being understood that no waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall constitute an increase of any commitment of any Lender),

(v)	any extension of the expiry date of such Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any Lender); and

(vi)	any modification to the pro rata sharing and pro rata sharing of payment provisions or the waterfall, except as otherwise provided in the Senior Credit Documentation.

(a)	the consent of 100% of the Lenders shall be required with respect to:

(i)	any reduction of the voting percentage set forth in the definition of “Required Lenders”,

(ii)	any release of all or substantially all of the Collateral (other than in accordance with the Senior Credit Documentation),

(iii)	any release of all or substantially all of the value of the Guaranty (other than in accordance with the Senior Credit Documentation), and

(iv)	subordinate the liens granted to the Collateral Agent for the benefit of the Lenders on the Closing Date or subordinate the Borrower Obligations to any other indebtedness (other than certain permitted liens to be agreed),

(b)	notwithstanding any of the foregoing, only the consent of the relevant Issuing Lender and the Agent shall be required with respect to any amendment that changes the Letter of Credit sublimit; and

(c)	notwithstanding any of the foregoing, only the consent of the Revolving Lenders holding Revolving Commitments in excess of 50% of the aggregate Revolving Commitments (the “Required Revolving Lenders”) (and, in the case of the issuance of a Letter of Credit, the relevant Issuing Lender) shall be required for any amendment or waiver of any condition precedent to an extension of credit (or deemed extension of credit) under the Revolving Facility.

Exhibit B - Page 34

The Senior Credit Documentation will contain provisions to permit the amendment and extension and/or replacement of the Senior Credit Facilities (including any Senior Incremental Facility), which may be provided by existing Lenders or, in the case of any Revolving Facility, subject to the consent of the Agent, and each Issuing Lender (in each case, not to be unreasonably withheld, conditioned or delayed) if required under the heading “Assignments and Participations” below and subject to the limitations set forth therein, other persons who become Lenders in connection therewith, in each case without the consent of any other Lender.

The Senior Credit Documentation will permit the Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Senior Incremental Facility made available without any Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Senior Incremental Facility in the Senior Credit Documentation.

The Senior Credit Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Senior Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Senior Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Senior Term Loans or modified Senior Term Loans.

The Senior Credit Documentation will contain provisions allowing the Borrower to replace or terminate the commitment of such Lender and prepay such Lender’s outstanding Loans under one or more of the Senior Credit Facilities (as the Borrower shall elect) (1) any non-consenting Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders or a majority (in principal amount) of the relevant group of affected Lenders, as the case may be, consent), (2) any Lender who makes a claim for increased costs, taxes, etc. and (3) any “defaulting” or insolvent Lender.

In addition, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or administrative nature in the Senior Credit Documentation for any of the Senior Credit Facilities, then the Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

Defaulting Lenders:	The Senior Credit Documentation will contain limitations on and protections with respect to “defaulting” Lenders consistent with the Senior Credit Documentation Considerations.

Exhibit B - Page 35

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments to any person (other than to (a) any Disqualified Institution (which shall be available to any Lender upon request), (b) any natural person (or any entity owned and operated for the primary benefit of a natural person) and (c) except as otherwise provided herein, the Borrower or any affiliate thereof) with the consent of (i) the Borrower (in its sole discretion), unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender (other than a distressed, special situations or loan to own fund and for the avoidance of doubt, assignments to affiliates that are Disqualified Institutions shall not be permitted) or an Approved Fund (as defined below) (but if in respect of the Revolving Facility, only to another Lender under the Revolving Facility or to an affiliate of such assigning Revolving Lender); provided that the Borrower shall be deemed to have consented to any assignment (other than any assignment under the Revolving Facility) unless it has objected thereto by delivering written notice to the Agent within 10 business days after receipt of a request for consent thereto, (ii) the Agent (not to be unreasonably withheld, conditioned or delayed), other than if an assignee is a Lender, an affiliate of a Lender or an Approved Fund or a Debt Fund Affiliate, a Non- Debt Fund Affiliate or Holdings or a subsidiary hereof and (iii) each Issuing Lender (not to be unreasonably withheld, conditioned or delayed) unless in the case of this clause (iii), a Senior Term Loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $1 million in the case of any Senior Term Loan and $2.5 million in the case of loans and/or commitments under the Revolving Facility, in each case unless otherwise agreed by the Borrower and the Agent. The Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent) in connection with all assignments, except assignments by a Lead Arranger.

The Lenders shall also have the right to sell participations in their Loans to other persons (other than any Disqualified Institutions). Participants shall have the same benefits (and will be limited to the amount of such benefits) as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.

Pledges of Loans in accordance with applicable law shall be permitted without restriction other than to Disqualified Institutions.

“Approved Fund” means, with respect to any Lender, any person (other than a natural person or a distressed, special situations or loan to own fund or affiliate of a lender) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender.

Exhibit B - Page 36

“Disqualified Institution” means:

(a)(i) any person identified in writing to the Lead Arrangers on or prior to the date hereof or after the date hereof and prior to the Closing Date if reasonably agreed by the Lead Arrangers or, if after the Closing Date, if reasonably agreed by the Agent and (ii) any affiliate of any person described in clause (i) above that is either clearly identifiable by its name as such an affiliate or is identified in a written notice to the Lead Arrangers (if after the date hereof and prior to the Closing Date) or to the Agent (if after the Closing Date) (each such person, a “Disqualified Lending Institution”); and/or

(b)(i) any person that is a competitor of the Borrower and/or any of its Subsidiaries and/or the Target and/or any of its subsidiaries (each such person, a “Competitor”) and/or any affiliate of any Competitor, in each case, that is identified to the Lead Arrangers on or prior to the date hereof, (ii) any person that is a Competitor identified in writing to the Lead Arrangers (if after the date hereof and prior to the Closing Date) or the Agent (if after the Closing Date) and (iii) any affiliate of any person described in clauses (i) and/or (ii) above that is either clearly identifiable by its name as such an affiliate or is identified in a written notice to the Lead Arrangers (if after the date hereof and prior to the Closing Date) or the Agent (if after the Closing Date) (it being understood and agreed that no Competitor Debt Fund Affiliate (as defined below) of any Competitor may be designated as a Disqualified Institution pursuant to this clause (b)(iii)); and/or

(c) excluded Affiliates (to be defined in the Credit Documentation);

provided that no written notice delivered pursuant to clauses (a)(ii), (b)(ii) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation or allocation in any Senior Credit Facility.

“Competitor Debt Fund Affiliate” means, with respect to any Competitor or any affiliate thereof, any diversified debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Competitor (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity with respect to decisions involving any investment in debt of the Borrower or any of its Subsidiaries or (B) has access to any information (other than information that is publicly available) relating to Holdings and/or the Borrower and/or the Target and/or any of their respective subsidiaries.

Exhibit B - Page 37

The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

The Senior Credit Documentation shall provide that Senior Term Loans may be purchased by and assigned to (x) any Non-Debt Fund Affiliate (as defined below) and/or (y) Holdings, the Borrower and/or any subsidiary of the Borrower (the persons in clauses (x) and (y) above collectively, but excluding any Debt Fund Affiliate, “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions open to all Lenders holding Senior Term Loans on a pro rata basis in accordance with customary procedures to be mutually agreed and/or open market purchases, notwithstanding any consent requirement set forth above; provided, that:

(a)	no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to Holdings, the Borrower and/or any subsidiary thereof and/or any of their respective securities,

(b)	Senior Term Loans owned or held by Affiliated Lenders shall be disregarded in the determination of any Required Lender vote (and such Senior Term Loans shall be deemed to be voted pro rata to the non-Affiliated Lenders),

(c)	Senior Term Loans owned or held by Affiliated Lenders shall not, in the aggregate, exceed 25% of the aggregate outstanding Senior Term Loans at any time (after giving effect to any substantially simultaneous cancellation thereof),

(d)	subject to exceptions to be mutually agreed, no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information,

(e)	in the case of any Dutch auction or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, (A) the Revolving Facility shall not be utilized to fund the relevant assignment and (B) no event of default shall be continuing at the time of acceptance of bids for the relevant Dutch auction,

Exhibit B - Page 38

(f)	any Senior Term Loans acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall be promptly cancelled to the extent permitted by applicable law; and

(g)	the relevant Affiliated Lender and the assigning Lender shall have executed a customary “affiliated lender assignment and assumption” agreement.

Notwithstanding the foregoing, (a) the Senior Credit Documentation shall permit (but not require) any Non-Debt Fund Affiliate to contribute any assigned Senior Term Loan to Holdings, the Borrower or any its Subsidiaries for purposes of cancelling such Senior Term Loan (and any such contribution shall be treated as an equity contribution that builds the Available Basket by an amount equal to the purchase price of the Senior Term Loans so cancelled), (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

In addition, the Senior Credit Documentation shall provide that Senior Term Loans may be purchased by and assigned to any Debt Fund Affiliate, notwithstanding any requirements set forth above through (a) Dutch auctions open to all relevant Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases on a non-pro rata basis; provided, that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to the relevant amendment, waiver or other action; it being understood and agreed that any Senior Term Loans accounting for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any relevant amendment, waiver or other action will be deemed to be voted pro rata to the relevant class of Lenders that are not Debt Fund Affiliates. The provisions of the second preceding paragraph shall not apply to any Debt Fund Affiliate, and each Lender shall be permitted to assign or participate all or a portion of such Lender’s Senior Term Loans to any Debt Fund Affiliate without regard to the foregoing provisions (but subject to the proviso set forth in the immediately preceding sentence).

“Non-Debt Fund Affiliate” means the Sponsor or any of its affliates (other than any affiliate of the Sponsor that is a Debt Fund Affiliate or any natural person).

“Debt Fund Affiliate” means any affiliate of Holdings or the Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of or in addition to their duties to Holdings or the Sponsor.

Exhibit B - Page 39

Yield Protection and Taxes:	The Senior Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clauses (i) and (ii), be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions), in each case, subject to customary limitations and exceptions (it being understood that requests for payments on account of increased costs resulting from market disruption shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made a request therefor) and (b) indemnifying the Lenders for actual “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

The Senior Credit Documentation shall contain a customary tax gross up and shall (a) contain provisions regarding the timing for asserting a claim in respect of yield protection and (b) require that each Lender asserting any such claim with respect to yield protection certify to the Borrower that it is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities as a matter of policy.

Exhibit B - Page 40

Expenses and Indemnification:	The Borrower shall pay:

(a)	if the Closing Date Occurs, all reasonable and documented out-of- pocket expenses of the Agent (in its capacity as such) and the Commitment Parties (in their capacity as such) incurred on or after the Closing Date within 30 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (but limited, (i) in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Agent, one counsel to the Commitment Parties, taken as a whole and, and, if reasonably necessary, of one local counsel in any relevant material local jurisdiction to such persons, taken as a whole and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly affected persons, taken as a whole and (ii) in the case of any other advisors and consultants, limited solely to advisors and consultants approved by you); and

(b)	all reasonable and documented out-of-pocket expenses of the Agent and the Lenders within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, (i) in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (A) one counsel to the Agent, (B) one counsel to the Lenders, taken as a whole, (C) if necessary, of one local counsel in any relevant material jurisdiction to such persons, taken as a whole and (D) to the extent of an actual or perceived conflict of interest, one additional counsel to each group of similarly affected persons, taken as a whole and (ii) in the case of any other advisors and consultants, limited solely to advisors and consultants approved by you (unless a payment or bankruptcy event of default has occurred and is continuing)) in connection with the enforcement of, or preservation of rights under, the Senior Credit Documentation.

The Agent, the Lead Arranger and the Lenders (and their respective affiliates and controlling persons (and each of their respective officers, directors, employees, agents and representatives and each other person controlling any of the foregoing) (each, a “protected person”) will be indemnified for and held harmless against, any actual losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all protected persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected protected persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all protected persons, taken as a whole), in each case, on customary terms, and in each case except to the extent they arise from (a) the gross negligence, fraud, bad faith or willful misconduct of, or material breach of the Senior Credit Documentation (to the extent not resulting from or in response to a material breach by a Loan Party of its obligations under the Senior Credit Documentation) by, such protected person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (b) any dispute solely among the protected persons (other than any claims against a protected person in its capacity as an Agent or Lead Arranger) that does not arise out of any act or omission of Holdings, the Borrower, or any of their respective affiliates.

Exhibit B - Page 41

Notwithstanding the foregoing, each protected person shall be obligated to refund and return any and all amounts paid by the Borrower to such protected person for fees, expenses or damages to the extent such protected person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable judgment of a court of competent jurisdiction.

None of the protected persons, Holdings or any of its affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the Senior Credit Facilities (including the use or intended use of the proceeds of the Senior Credit Facilities) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit the indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such protected person is entitled to indemnification hereunder.

Governing Law and Forum:	New York; provided, that, notwithstanding the governing law provisions of the Senior Credit Documentation, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you or your applicable affiliate have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to Left Lead Arranger:	Jones Day

Exhibit B - Page 42

ANNEX I TO EXHIBIT B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR. ABR Loans will be made available on same day notice, subject to agreed dollar limitations.

“Applicable Margin” means, with respect to Revolving Loans and Senior Term Loans, initially, 6.00% per annum in the case Eurodollar Loans and 5.00% per annum in the case ABR Loans. From and after the delivery of the compliance certificate accompanying the financial statements for the period ending on the last day of the fourth full fiscal quarter ending after the Closing Date, the Applicable Margin with respect to Revolving Loans and Senior Term Loans shall be based on First Lien Leverage Ratio in accordance with the pricing grid set forth below:

First Lien Leverage Ratio	Eurodollar Loans	ABR Loans
Greater than 7.00:1.00	6.00%	5.00%
Less than or equal to 7.00:1.00 but greater than or equal to 6.50:1.00	5.50%	4.50%
Less than 6.50:1.00	5.25%	4.25%

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 3, 6, or, if available to all relevant affected Lenders, 12 months or a shorter period (as selected by the Borrower and available for all relevant Lenders) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) and (b) 0.75% per annum; provided, that the Senior Credit Documentation will contain provisions usual and customary for facilities of this type with respect to the selection of a successor LIBOR in the event LIBOR becomes unavailable or is otherwise discontinued.

Annex I to Exhibit B - Page 1

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Revolving Facility Commitment Fee:	The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments of non-defaulting Revolving Lenders, payable quarterly in arrears. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Revolving Facility Commitment Fee shall be subject to one step-down to 0.375% based on First Lien Leverage Ratio level set at a level to be mutually agreed.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Revolving Lenders, and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% per annum (or such other lower amount as charged by the applicable Issuing Lender) on the then- available face amount of each Letter of Credit shall be payable quarterly in arrears to the relevant Issuing Lender for its own account. In addition, the Borrower shall pay customary issuance and administration fees to the relevant Issuing Lender.

Default Rate:	At any time when a payment event of default (with respect to any principal, interest or fees) or bankruptcy event of default under the Senior Credit Facilities has occurred and is continuing, the relevant overdue amounts owed to non-defaulting Lenders shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate then borne by (in the case of principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I to Exhibit B - Page 2

EXHIBIT C

CONDITIONS

The availability and initial funding of the Senior Credit Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions applicable thereto (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A and B (including the Annexes thereto) attached thereto.

(1)	(a) Each Loan Party shall have executed and delivered the relevant Senior Credit Documentation to which it is party and (b) the Commitment Parties shall have received (the deliverables set forth below, collectively, the “Closing Deliverables”):

(x)	customary secretary’s and public official’s certificates, borrowing notices, legal opinions, corporate documents and resolutions/evidence of authority for the Loan Parties; and

(y)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

(2)	The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (or, in the case of any such representation and warranty that is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, in all respects) on and as of the Closing Date; provided, that (a) in the case of any Specified Representation and/or Specified Acquisition Agreement Representations which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may and (b) to the extent that any Specified Representation is subject to a “material adverse effect”, “material adverse change” or similar term or qualification the definition thereof shall be the definition of “Company Material Adverse Effect” (as defined below).

(3)	Prior to or substantially concurrently with the funding of the initial borrowings under the Senior Credit Facilities, the Borrower shall have received the Equity Contribution (to the extent not otherwise applied).

(4)	Substantially concurrently with the funding of the initial borrowings under the Senior Credit Facilities, the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement without giving effect to any amendments or modifications to the provisions thereof or express waivers or consents thereto by the Borrower that, in each case, are materially adverse to the interests of the Commitment Parties without the consent of the Commitment Parties, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any of the following decreases in the consideration for the Merger shall be deemed not to be materially adverse to the interests of the Commitment Parties; (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement, as in effect on the date hereof (y) decreases of less than ten percent (10%) in the aggregate and (z) decreases to the extent they are applied first, to reduce the Equity Contribution to a percentage not less than the minimum percentage set forth in clause (b) of Exhibit A and second, to reduce the amount of the Senior Term Facility and the Equity Contribution on a pro rata basis, (ii) any increase in the consideration for the Merger shall be deemed not to be materially adverse to the interests of the Commitment Parties so long as funded with proceeds of common equity or preferred equity that does not constitute “disqualified stock” in a manner consistent with the terms of the Senior Credit Documentation, the Permitted Initial Revolving Borrowing or cash on hand at the Target and (iii) any adverse modification to the definition of Company Material Adverse Effect without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of the Commitment Parties); provided that in each case the Commitment Parties shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 5 business days of receipt of written notice of such modification, amendment, consent or waiver.

(5)	[Reserved].

(6)	The Commitment Parties shall have received, (a) the audited consolidated balance sheet of the Company and its subsidiaries for the years ended January 31, 2021 and January 31, 2020, and the related audited consolidated statements of operations and cash flows for the years ended January 31, 2021 and January 31, 2020 and (b)(i) the unaudited consolidated balance sheet of the Company, and the related unaudited consolidated statements of earnings and retained earnings and cash flows as of April 30, 2021 and (ii) the unaudited consolidated balance sheet of the Company, and the related unaudited consolidated statements of operations and cash flows for each subsequent fiscal quarter (other than a fiscal quarter that is a fiscal year-end) ending more than 45 days prior to the Closing Date. The Commitment Parties acknowledge receipt of the financial statements described in clauses (a) and (b)(i) above.

(7)	Since the date of the Merger Agreement, no Company Material Adverse Effect shall have occurred. As used herein, “Company Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Merger Agreement.

(8)	Subject to the Certain Funds Provision, all documents and instruments necessary create and to perfect the Agent’s security interests (subject to liens permitted under the Senior Credit Documentation) in the Collateral under the Senior Credit Facilities shall have been executed (to the extent applicable) and delivered to the Agent and, if applicable, be in proper form for filing.

(9)	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter in the case of this clause (b), to the extent invoiced at least three (3) business days prior to the Closing Date (the “Invoice Date”) or such later date to which the Borrower may agree, shall, in each case, have been paid (which amounts may be offset against the proceeds of the Senior Credit Facilities).

(10)	The Agent and the Commitment Parties shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, that has been reasonably requested by the Initial Lender in writing at least 10 business days in advance of the Closing Date.

ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[_], 2020

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section [      ] of that certain [      ], (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

The undersigned, the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity (and without personal liability), hereby certifies, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), as follows on behalf of the Borrower:

(1)	I am generally familiar with the businesses, financial position and assets of the Borrower and its Subsidiaries, on a consolidated basis, and am duly authorized to execute this Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

(2)	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, on a consolidated basis, contemplated as of the date hereof; (iii) the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as they become absolute and matured in the ordinary course of business; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[ ]

By:

Name:

Title: [Chief Financial Officer/equivalent officer]